    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1998
                                                                  NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                      SECURITY CAPITAL GROUP INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         MARYLAND                    6719                    36-3692698
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
       JURISDICTION               INDUSTRIAL               IDENTIFICATION
   OF INCORPORATION OR       CLASSIFICATION CODE              NUMBER)
      ORGANIZATION)                NUMBER)

                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          JEFFREY A. KLOPF, SECRETARY
                      SECURITY CAPITAL GROUP INCORPORATED
                              125 LINCOLN AVENUE
                          SANTA FE, NEW MEXICO 87501
                                (505) 982-9292
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPY TO:
                             EDWARD J. SCHNEIDMAN
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 782-0600
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                   PROPOSED
                                                     PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                 AMOUNT       MAXIMUM       AGGREGATE    AMOUNT OF
       SECURITIES                       TO BE     OFFERING PRICE    OFFERING   REGISTRATION
    TO BE REGISTERED                  REGISTERED    PER UNIT(1)     PRICE(1)       FEE
-------------------------------------------------------------------------------------------
6.95% Exchange Notes due 2005......  $200,000,000      100%      $ 200,000,000      --
-------------------------------------------------------------------------------------------
7.15% Exchange Notes due 2007......  $100,000,000      100%      $ 100,000,000      --
-------------------------------------------------------------------------------------------
7.70% Exchange Notes due 2028......  $200,000,000      100%      $ 200,000,000      --
-------------------------------------------------------------------------------------------
Total..............................       --            --       $ 500,000,000   $147,500
-------------------------------------------------------------------------------------------

(1) Calculated based on the book value of the securities to be received by the registrant in the exchange in accordance with Rule 457(f) under the Securities Act of 1933.
                                ---------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 13, 1998

                 [LOGO OF SECURITY CAPITAL GROUP APPEARS HERE]

                               OFFER TO EXCHANGE
      6.95% EXCHANGE NOTES DUE 2005 FOR OUTSTANDING 6.95% NOTES DUE 2005,
       7.15% EXCHANGE NOTES DUE 2007 FOR OUTSTANDING 7.15% NOTES DUE 2007
                                      AND
       7.70% EXCHANGE NOTES DUE 2028 FOR OUTSTANDING 7.70% NOTES DUE 2028

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON               , 1998, UNLESS EXTENDED.

                                  -----------

  Security Capital Group Incorporated, a Maryland corporation ("Security Capital"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange (i) $1,000 principal amount of Security Capital's 6.95% Exchange Notes due 2005 (the "New 2005 Notes") for each $1,000 principal amount of Security Capital's outstanding 6.95% Notes due 2005 (the "Old 2005 Notes" and, together with the New 2005 Notes, the "2005 Notes"); (ii) $1,000 principal amount of Security Capital's 7.15% Exchange Notes due 2007 (the "New 2007 Notes") for each $1,000 principal amount of Security Capital's outstanding 7.15% Notes due 2007 (the "Old 2007 Notes" and, together with the New 2007 Notes, the "2007 Notes"); and (iii) $1,000 principal amount of Security Capital's 7.70% Exchange Notes due 2028 (the "New 2028 Notes") for each $1,000 principal amount of Security Capital's outstanding 7.70% Notes due 2028 (the "Old 2028 Notes" and, together with the New 2028 Notes, the "2028 Notes"). See "The Exchange Offer." As of the date of this Prospectus, there were outstanding $200,000,000 principal amount of Old 2005 Notes, $100,000,000 principal amount of Old 2007 Notes and $200,000,000 principal amount of Old 2028 Notes (collectively, the "Old Notes"). The New 2005 Notes, the New 2007 Notes and the New 2028 Notes (collectively, the "New Notes" and, together with the Old Notes, the "Notes") will evidence the same debt as the Old Notes and will be issued and entitled to the same benefits under the Indenture (as hereinafter defined) relating to the Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain transfer restrictions and will not have certain registration rights and related terms providing for an increased interest rate which are applicable to the Old Notes. See "The Exchange Offer-- Purpose of the Exchange Offer" and "Description of Notes--General."

  Interest on the Notes is payable semiannually on December 15 and June 15 of each year, commencing December 15, 1998. Holders who exchange their Old Notes for New Notes in the Exchange Offer will receive interest accrued on their Old Notes from June 23, 1998, the date of issuance of the Old Notes, to the Exchange
                                                  (Cover continued on next page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY HOLDERS BEFORE DECIDING WHETHER OR NOT TO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.

                                  -----------

              The date of this Prospectus is               , 1998

(Cover continued from previous page)

Date (as hereinafter defined), together with interest accrued on their New Notes from the Exchange Date, in the first interest payment on the New Notes, payable on December 15, 1998. See "Description of Notes--Principal, Maturity and Interest." The Notes of each series may be redeemed at any time at the option of Security Capital, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as hereinafter defined), if any. See "Description of Notes--Optional Redemption." The Notes of each series are senior unsecured obligations of Security Capital and rank equally with each other and with Security Capital's other unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to any secured indebtedness of Security Capital as well as to indebtedness and other liabilities of Security Capital's subsidiaries. See "Risk Factors--Ranking of Notes" and "Description of Notes--Principal, Maturity and Interest."

  The Old Notes originally were issued and sold on June 23, 1998 (the "Old Note Offering") in a transaction not registered under the Securities Act in reliance on the exemptions provided in Section 4(2) of, and Rule 144A under, the Securities Act. Security Capital is making the Exchange Offer to satisfy its obligations under the Registration Rights Agreement dated June 23, 1998 (the "Registration Rights Agreement") among Security Capital and J.P. Morgan Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated and Chase Securities Inc., as the initial purchasers of the Old Notes (the "Initial Purchasers"), in reliance on positions of the staff of the U.S. Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to other parties in other transactions. Security Capital has not sought its own no-action letter, however, and there can be no assurance that the Commission staff would make a similar determination with respect to the Exchange Offer. Based on those positions of the Commission staff, Security Capital believes that New Notes issued in the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by each holder thereof (other than a holder which is (i) a broker-dealer, as set forth below, (ii) an Initial Purchaser of Old Notes which acquired Old Notes directly from Security Capital in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (iii) an "affiliate" of Security Capital within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that those New Notes are acquired in the ordinary course of that holder's business and that holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of those New Notes within the meaning of the Securities Act or resale of those New Notes in violation of the Securities Act. Each holder of Old Notes which receives New Notes in the Exchange Offer must represent to Security Capital in the Letter of Transmittal that those conditions have been met. Each broker-dealer which receives New Notes in the Exchange Offer must represent to Security Capital in the Letter of Transmittal that it will receive those New Notes for its own account in exchange for Old Notes which were acquired by it as a result of market-making or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those New Notes. The Letter of Transmittal states that by so representing and so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes which were acquired by the broker-dealer as a result of market-making or other trading activities. Security Capital has agreed to make this Prospectus available to any such broker-dealer for use in connection with any such resale for such period of time as broker-dealers must deliver a prospectus, up to 180 days after the Expiration Date (as hereinafter defined). See "The Exchange Offer--Resale of New Notes" and "Plan of Distribution."

  Security Capital will accept for exchange any and all Old Notes which are validly tendered and not withdrawn before 5:00 p.m., New York City time, on
the date the Exchange Offer expires, which will be               , 1998 (the
"Expiration Date"), unless the Exchange Offer is extended by Security Capital in its sole discretion, in which case the term "Expiration Date" will mean the latest date to which the Exchange Offer is extended. See "The Exchange Offer-- Terms of the Exchange Offer," "--Expiration Date" and

(Cover continued from previous page)

"--Acceptance of Old Notes for Exchange." Tenders of Old Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal Rights." Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof. See "The Exchange Offer--Terms of the Exchange Offer." Only a registered holder of Old Notes may tender those Old Notes for exchange in the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Old Notes." The Exchange Offer is not conditioned on any minimum amount of Old Notes being tendered for exchange, but the Exchange Offer is subject to certain conditions which may be waived by Security Capital and to certain other terms and conditions. See "The Exchange Offer--Conditions to the Exchange Offer."

  Any Old Notes not tendered and accepted in the Exchange Offer will remain subject to the existing restrictions on transfer of the Old Notes, and Security Capital will have no further obligations to the holders (other than to the Initial Purchasers) of those Old Notes to provide for their registration under the Securities Act. See "Risk Factors--Consequences of Failure to Exchange" and "The Exchange Offer--Effect on Holders of Old Notes."

  The Notes of each series will be evidenced by one or more Global Securities (as hereinafter defined) registered in the name of The Depository Trust Company ("DTC") or its nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, Notes in definitive form will not be issued. See "Description of Notes--Global Securities." Security Capital does not intend to apply for listing of the New Notes on any securities exchange or for quotation of the New Notes on any interdealer quotation system. See "Risk Factors--Market for New Notes."

  Security Capital will not receive any proceeds from the issuance of New Notes in the Exchange Offer. See "Use of Proceeds." Security Capital has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer-- Fees and Expenses." No underwriter is being used in connection with the Exchange Offer. See "Plan of Distribution."

  THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE BEING FIRST SENT TO ALL
REGISTERED HOLDERS OF OLD NOTES ON OR ABOUT               , 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NEW NOTES OF ANY SERIES. SPECIFICALLY, THE INITIAL PURCHASERS MAY BID FOR AND PURCHASE THE NEW NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THOSE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY SECURITY CAPITAL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NEW NOTES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SECURITY CAPITAL SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM JEFFREY A. KLOPF, SECRETARY, SECURITY CAPITAL GROUP INCORPORATED, 125 LINCOLN AVENUE, SANTA FE, NEW MEXICO 87501, TELEPHONE

(Cover continued from previous page)

NUMBER: (505) 982-9292. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS,
ANY REQUEST SHOULD BE MADE BY              , 1998 (FIVE BUSINESS DAYS PRIOR TO
THE EXPIRATION DATE).

                          FORWARD-LOOKING STATEMENTS

  THE STATEMENTS CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, MANAGEMENT'S BELIEFS, AND ASSUMPTIONS MADE BY MANAGEMENT. WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF THOSE WORDS AND SIMILAR EXPRESSIONS ARE NOT INTENDED TO IDENTIFY THOSE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS WHICH ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM WHAT IS EXPRESSED OR FORECASTED IN THOSE FORWARD-LOOKING STATEMENTS. SECURITY CAPITAL UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. SECURITY CAPITAL'S FINANCIAL PERFORMANCE DEPENDS ON THE OPERATING RESULTS OF ITS CAPITAL DIVISION INVESTEES AND ITS SERVICES DIVISION. AMONG THE IMPORTANT FACTORS WHICH COULD CAUSE SECURITY CAPITAL'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS ARE
(I) CHANGES IN GENERAL ECONOMIC CONDITIONS WHICH WOULD AFFECT THE OPERATING RESULTS OF THE CAPITAL DIVISION INVESTEES OR THE REVENUES EARNED BY THE SERVICES DIVISION; (II) CHANGES IN FINANCIAL MARKETS AND INTEREST RATES WHICH COULD ADVERSELY AFFECT SECURITY CAPITAL'S AND THE CAPITAL DIVISION'S INVESTEES' COSTS OF CAPITAL AND THEIR ABILITY TO MEET THEIR FINANCING NEEDS AND OBLIGATIONS; (III) INCREASED OR UNEXPECTED COMPETITION FOR THE CAPITAL DIVISION'S INVESTEES; (IV) CHANGES IN CAPITAL MARKETS GENERALLY OR THE MARKET FOR REAL ESTATE SECURITIES SPECIFICALLY WHICH COULD AFFECT THE REVENUES EARNED BY THE SERVICES DIVISION; (V) IMPACT OF RAPID GROWTH ON SECURITY CAPITAL, INCLUDING MANAGEMENT AND STAFFING; AND (VI) CHANGES IN TAX LAWS WHICH COULD AFFECT THE CAPITAL DIVISION'S INVESTEES WHICH OPERATE AS REITS.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................  14
Use of Proceeds............................................................  22
Capitalization.............................................................  23
The Exchange Offer.........................................................  25
Description of Notes.......................................................  30
Certain Federal Income Tax Consequences....................................  41
Plan of Distribution.......................................................  41
Experts....................................................................  42
Legal Matters..............................................................  43
Available Information......................................................  43
Incorporation by Reference.................................................  44

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context indicates or requires otherwise, references in this Prospectus and the documents incorporated herein by reference to "Security Capital" are to Security Capital Group Incorporated and its subsidiaries.

                                  THE COMPANY

  SECURITY CAPITAL, a Maryland corporation, is a global real estate research, investment and operating management company. Security Capital operates its businesses through two divisions. The Capital Division generates EBDADT (earnings before depreciation, amortization and deferred taxes) principally from its pro rata ownership of private and public strategic real estate operating company investments. The Services Division derives EBDADT through service fees from the Real Estate Research Group, Global Capital Management Group and Financial Services Group. In 1997, the Capital Division accounted for 91.9% and the Services Division accounted for 8.1% of Security Capital's $214.28 million of reported EBDADT for 1997, and for the period from January 1, 1998 to March 31, 1998, the Capital Division accounted for 92.1% and the Services Division accounted for 7.9% of Security Capital's $70.2 million of reported EBDADT for that period. At May 31, 1998, Security Capital's equity market capitalization, based on shares outstanding, was $3.4 billion.

  The CAPITAL DIVISION'S Global Strategic Group ("GSG") provides business strategy and operating and capital deployment oversight to the companies in which Security Capital has direct and indirect strategic ownership positions. Since its inception, GSG has directed significant expenditures, both in the U.S. and internationally, in research and development to create new, fully integrated, value-added operating companies with proprietary customer-delivery systems. GSG works closely with the management of affiliated public and private start-up and public investees to ensure their long-term sustainable cash flow growth. At May 31, 1998, GSG oversaw strategic investments in 16 public and private real estate operating companies focused in international distribution, multifamily communities, neighborhood infill shopping centers, city center retail, parking, corporate office, self-storage, hotels, corporate extended-stay lodging, assisted-living residential communities and manufactured housing communities. GSG also oversees several new niche businesses that are currently at various stages of research and development. These operating companies had a combined total equity market capitalization, based on shares outstanding, of $14.4 billion at May 31, 1998. See "--Security Capital Ownership and Market Capitalization of Significant Investees."

  The SERVICES DIVISION'S Real Estate Research Group ("RERG") conducts proprietary real estate research and provides analysis of long-term market conditions and short-term trends to Security Capital's direct and indirect investees. The Global Capital Management Group ("GCMG") manages capital invested in real estate securities with both short to intermediate-term and long-term investment objectives. At May 31, 1998, GCMG provided real estate securities management for five entities affiliated with Security Capital with total assets under management of $4.1 billion. The Financial Services Group ("FSG") provides administrative and capital markets services to various affiliated operating companies and investment entities.

                 [LOGO OF SECURITY CAPITAL GROUP APPEARS HERE]

                            SECURITY CAPITAL GROUP
                                 Incorporated

                     Real Estate Research, Investment and
                              Operating Management


      CAPITAL DIVISION                                               SERVICES DIVISION
--------------------------------         -----------------------------------------------------------------------------
GLOBAL STRATEGIC GROUP                      REAL ESTATE             GLOBAL CAPITAL             FINANCIAL SERVICES
    Incorporated                          RESEARCH GROUP           MANAGEMENT GROUP                 GROUP
       (GSG)                               Incorporated              Incorporated                   (FSG)
 Business Strategy, Operating                 (RERG)                    (GCMG)
   and Capital Deployment                                                                      Administrative and
 Oversight of Private and Public         Real Estate Research    Real Estate Securities      Capital Markets Services
   Strategic Investments                                               Management

  As of May 31, 1998, Security Capital employed 505 people at the corporate level, and its affiliated operating companies employed 10,856 people. The principal offices of Security Capital and its directly owned affiliates are in Atlanta, Brussels, Chicago, Denver, El Paso, London, Luxembourg, New York, San Francisco and Santa Fe. Security Capital's principal executive offices are located at 125 Lincoln Avenue, Santa Fe, New Mexico 87501, telephone number
(505) 982-9292.

  Security Capital's operating strategy is intended to maximize EBDADT* as follows:

                    Key Business Operating Characteristics

                           [FLOW CHART APPEARS HERE]

High Sustainable EBDADT Growth

-- Superior Management Teams/Succession Plans
-- Continuous Commitment to Research & Development
-- Highly Focused Business Strategy
-- Fully Integrated Operating/Development Company
-- Franchise Value Creation Through Proprietary Costumer Delivery Systems -- Research Based Capital Allocation/Retraction


  * EBDADT represents earnings before depreciation, amortization and deferred taxes. EBDADT should not be considered as a substitute for net earnings computed in accordance with GAAP (as hereinafter defined) in evaluating operating results or as a substitute for cash flows from operating, investing or financing activities in evaluating liquidity.

  Through May 31, 1998, Security Capital had invested an aggregate of approximately $2.6 billion in the common shares of Archstone Communities Trust (formerly known as Security Capital Pacific Trust and into which Security Capital Atlantic Incorporated ("ATLANTIC") was merged on July 7, 1998) ("Archstone"), ProLogis Trust (formerly known as Security Capital Industrial Trust) ("ProLogis"), ATLANTIC (which merged with and into Archstone on July 7,
1998), Homestead Village Incorporated ("Homestead"), Security Capital U.S. Realty ("SC-USREALTY") and Security Capital Global Realty ("SC-GR"). Those securities had an aggregate market value of approximately $3.8 billion (based on the closing prices of those securities on the principal exchanges on which the securities are listed on May 31, 1998).

                           BUSINESS STRATEGY SUMMARY

  Management believes the global real estate industry is in the early stages of a dramatic transition from ownership in "passive hands" to becoming a securitized industry with a focus on capital allocation and operating management. As public real estate investment enterprises become more prevalent, a greater percentage of the industry's new capital is moving to publicly traded, fully integrated, value-added operating companies. Securitized holdings offer significant benefits to institutional and retail investors, including enhanced liquidity, real-time pricing and the opportunity for optimal growth and sustainable competitive rates of return.

  Security Capital's strategy is to create the optimal organization to lead and profit from real estate securitization. Security Capital will implement this strategy by:

  . Providing leadership in real estate research conducted on a global basis.
    Security Capital's proprietary research, which is available to Security Capital's affiliates, provides a strong foundation for its capital deployment and operating strategies.

  . Continuing to invest its capital in fully integrated, value-added operating companies that have strong prospects for sustained growth. Security Capital plans to utilize the results of its research to identify opportunities in which it can invest its capital in the start-up of focused, private operating companies with the objective of becoming publicly traded and having the prospect of dominating their respective niches. Security Capital currently is considering several new business initiatives, both domestically and globally, in which it has recently made or has agreed to make investments. While none of the new business initiatives is material at present to Security Capital's results of operations or financial condition, these initiatives are expected to be an important component of Security Capital's future growth. In addition, Security Capital will continue to make investments in public companies in which it can provide strategic and operating guidance and capital and thereby enable the companies to pursue an attractive growth strategy.

  . Creating a global real estate securities management business.

  Security Capital intends to deploy its capital (both its corporate and third-party managed capital) in enterprises that emulate the operating characteristics of the leading value-added operating companies in other highly competitive global industries. As the shift toward securitization of real estate ownership leads to a more focused system for deploying capital, Security Capital believes leading real estate companies will commit significant investment and effort to research and development to create value-added operating systems for application in target markets. Security Capital believes leading real estate companies will devote significant capital and energy to management development programs, creating a strong corporate culture with succession plans in place. Security Capital also believes leading real estate companies will consider capital as a precious resource to be deployed utilizing evaluation processes based on Economic Value-Added (EVA) or similar strategies. The shift toward securitization creates opportunities for Security Capital and its operating companies. By building talented management teams, creating fully integrated operating systems and implementing focused strategies, Security Capital believes leading real estate companies can achieve sustainable annualized rates of return which are competitive with other growth industries.

       SECURITY CAPITAL OWNERSHIP AND MARKET CAPITALIZATION OF INVESTEES

                                           DIRECT/INDIRECT    EQUITY MARKET
INVESTEES                                  OWNERSHIP(1)(2) CAPITALIZATION(1)(2)
---------                                  --------------- --------------------
                                                              (IN MILLIONS)
Archstone Communities Trust(3)............       35%              $3,469
ProLogis Trust(4).........................       35%              $3,477
Homestead Village Incorporated(5).........       39%              $1,033
Strategic Hotel Capital Incorporated......       24%              $1,687
BelmontCorp...............................      100%              $   18
SC-USREALTY(6)............................       30%              $2,678
  CarrAmerica Realty Corporation(7).......       35%              $2,305
  Storage USA, Inc.(7)....................       37%              $1,161
  Regency Realty Corporation(7)...........       39%              $  750
  Pacific Retail Trust(7).................       69%              $  885
  Parking Services International,
   Incorporated(7)........................        9%              $   36
  Urban Growth Properties Trust(7)........       97%              $  300
  City Center Retail Trust(7).............      100%              $  300
  CWS Communities Trust(7)................       77%              $  352
Security Capital Global Realty(8).........       35%              $1,500
  City and West End Properties S.A.(9)....       96%              $  277
  Akeler S.A.(9)(10)......................       62%              $  272
  Bernheim-Comofi S.A.(9)(11).............       80%              $  252

--------
(1) Ownership and equity market capitalization are as of May 31, 1998 (except for Archstone, which is as of July 7, 1998) and assume contractual equity commitments by investors have been funded, convertible instruments have been converted into common shares, and options and warrants for common shares have been exercised. The resulting number of common shares is multiplied by the closing price of the common shares on that date for those companies listed on an exchange or, in the case of Strategic Hotel Capital Incorporated ("SHC"), BelmontCorp, Pacific Retail Trust ("PACIFIC RETAIL"), Parking Services International, Incorporated, Urban Growth Properties
    Trust, City Center Retail Trust, CWS Communities Trust ("CWS"), SC-GR, City and West End Properties S.A. ("City and West End"), Akeler S.A. ("Akeler") and Bernheim-Comofi S.A. ("Bernheim-Comofi"), the last private equity offering price.
(2) As of May 31, 1998, Security Capital's percentage ownerships of its investees, based on common shares outstanding on that date, were 38% of Archstone (as of July 7, 1998), 41% of ProLogis, 70% of Homestead, 31% of SHC, 100% of BelmontCorp, 34% of SC-USREALTY and 35% of SC-GR. Equity market capitalization, as of May 31, 1998, based on common shares outstanding, was $3.2 billion for Archstone (as of July 7, 1998), $3.0 billion for ProLogis, $574 million for Homestead, $737 million for SHC, $100,000 for BelmontCorp (total investment in BelmontCorp was $18.1 million, $18.0 million of which was convertible debt), $2.4 billion for SC-USREALTY and $323 million for SC-GR. The combined total equity market capitalization of the 16 operating companies (including ATLANTIC, but excluding SC-USREALTY and SC-GR) at May 31, 1998, based on shares outstanding and calculated as described in footnote 1 above, was $14.4 billion.
(3) Effective on July 7, 1998, ATLANTIC merged with and into Security Capital Pacific Trust, which changed its name to Archstone. See "--Recent Developments."
(4) On June 30, 1998, the shareholders of Security Capital Industrial Trust approved a name change to ProLogis Trust.
(5) Ownership of Homestead assumes that all convertible mortgage notes have been funded and converted into Homestead common shares. Ownership of Homestead does not include any ownership Security Capital may obtain in Homestead upon conversion of convertible mortgage notes owned by Archstone through a funding commitment agreement. On April 24, 1998, Homestead renewed its existing revolving line of credit facility for a one-year term with an increase in total borrowing capacity to $150 million, subject to collateral requirements, and entered into a separate $50 million line of credit. In addition on June 15, 1998, Homestead entered into a third credit facility with a term of eight months and a maximum available principal amount of $200 million. In connection with the third line of credit, Security Capital committed, during the eight month term of the third line of credit, to retain its ownership of Homestead common shares and to purchase up to $200 million in subordinated convertible debentures of Homestead under certain circumstances (which amount may be reduced if Security Capital purchases other Homestead securities). Homestead has pledged this investment obligation of Security Capital as security under Homestead's third line of credit. On July 7, 1998, ATLANTIC sold $98 million principal amount of convertible mortgage notes of Homestead which effectively changed Security Capital's ownership percentage to 44%.
(6) The European management and Board of Directors of SC-USREALTY receive operating and investment advice from Security Capital (EU) Management
     S.A., which subcontracts certain research and advisory activities from its affiliates GCMG and GSG.
(7) This company is an investee of SC-USREALTY through its subsidiary and is not directly advised by Security Capital. The ownership percentage reflected is that of SC-USREALTY.
(8) The European management and Board of Directors of SC-GR receive operating and investment advice from Security Capital Global Management S.A., which subcontracts certain research and advisory activities from its affiliates GCMG and GSG.
(9) This company is an investee of SC-GR through its subsidiary and is not directly advised by Security Capital. The ownership percentage reflected is that of SC-GR.
(10) Ownership and equity market capitalization information is as of June 15, 1998.
(11) Ownership and equity market capitalization information is as of June 15, 1998, as SC-GR acquired Bernheim-Comofi on June 10, 1998.

                              RECENT DEVELOPMENTS

  For the three months ended June 30, 1998, Security Capital generated EBDADT of $71.0 million (unaudited), compared to $47.8 million (unaudited) for the same period in 1997. For the six months ended June 30, 1998, total EBDADT was $141.2 million (unaudited), compared to $93.5 million (unaudited) for the same period in 1997. For the three months ended June 30, 1998, Security Capital's net loss was $42.1 million (unaudited), compared to a net loss of $1.0 million (unaudited) for the same period in 1997. For the six months ended June 30, 1998, the net loss was $38.0 million (unaudited), compared to net earnings of $2.4 million (unaudited) for the same period in 1997. The significant reconciling items between EBDADT and net earnings consist of real estate depreciation and unrealized gains or losses on investments. The primary reason for the net loss in 1998 is the decrease in unrealized appreciation on investments incurred by Security Capital and its equity method investees. EBDADT should not be considered as a substitute for net earnings in evaluating operating results. The foregoing information for the three months and six months ended June 30, 1998 has been derived from Security Capital's preliminary unaudited results of operations.

  Effective on July 7, 1998, ATLANTIC merged with and into Security Capital Pacific Trust, which survived the merger and changed its name to Archstone as part of the merger. In consideration therefor, each outstanding share of ATLANTIC common stock was converted into the right to receive one Archstone common share and each share of ATLANTIC Series A Cumulative Redeemable Preferred Stock was converted into the right to receive one Archstone Series C Cumulative Redeemable Preferred Share. In addition, Archstone assumed all of ATLANTIC's outstanding debt ($697 million as of June 30, 1998) and other liabilities upon the closing of the merger. As a result of the merger, Security Capital owned approximately 38% of the outstanding common shares of Archstone at July 7, 1998. The merger was approved by Archstone's and ATLANTIC's shareholders at annual meetings on June 29, 1998.

  On July 6, 1998, Homestead entered into a mortgage loan purchase agreement with ATLANTIC and Merrill Lynch Mortgage Capital Inc. ("MLMC") whereby the $98 million of Homestead convertible mortgage notes held by ATLANTIC were modified to, among other things, eliminate their convertibility feature in exchange for a payment of $21.4 million from Homestead to ATLANTIC. Homestead funded the payment with the proceeds received from the sale of 7.5% convertible subordinated debentures. Also pursuant to the mortgage loan purchase agreement ATLANTIC sold such amended notes to MLMC for $98 million. On August 7, 1998, Homestead converted the $98 million of mortgage notes and $24 million of 7.5% convertible subordinated debentures into a $122 million mortgage of a newly formed special purpose subsidiary of Homestead. The $122 million mortgage expires June 30, 1999, unless extended.

  On March 30, 1998, SC-GR received commitments for $1.5 billion in its initial offering of securities. Of this amount, Security Capital has committed to invest up to $518 million in SC-GR. SC-GR is a new, European based company which intends to own strategic control positions in real estate operating companies outside the United States. As of May 31, 1998, $322.6 million of the commitments had been funded, of which $111.4 million was funded by Security Capital (representing a 34.5% ownership interest in SC-GR). Through June 15, 1998, SC-GR had invested approximately $500 million in its first three investments. These three investments are in private companies, which SC-GR ultimately plans to take public. Akeler is currently a developer of suburban office properties and business parks in multiple markets in the United Kingdom. Its strategy is to serve its multinational customers with suburban office space on a Pan-European basis. City and West End is a developer of high-end office infill properties in London's West End. Bernheim-Comofi is an owner and operator of car parking facilities, self-storage facilities and certain other real estate businesses.

  In May 1998, SC-USREALTY issued $450,000,000 of its 2% Senior Unsecured Convertible Notes due 2003. The net proceeds of the offering (approximately $352 million) were used to repay borrowings under SC-USREALTY's line of credit.

  On May 19, 1998, Security Capital announced an initial commitment of $175 million to BelmontCorp, a senior assisted living company which will build, own and operate assisted living residential communities throughout the United States.

  Effective on July 1, 1998, Security Capital Industrial Trust changed its name to ProLogis.

  On April 1, 1998, the shares of common stock of Homestead became listed on the New York Stock Exchange (the "NYSE"). Prior thereto, the shares were listed on the American Stock Exchange.

  On June 3, 1998, Security Capital announced that C. Ronald Blankenship had been appointed to the newly created position of Vice Chairman of the Board of Directors of Security Capital (the "Board") and Chief Operating Officer of Security Capital.

SUMMARY OF FINANCIAL STRATEGY OF SECURITY CAPITAL AND RECENT FINANCING ACTIVITY

  Security Capital's objectives are to maximize its return on investment and its operating cash flows after tax from its Capital Division and Services Division and to follow a conservative financial policy. In order to achieve its financial objectives, Security Capital plans to balance its investments between growth-oriented companies which do not pay a dividend and dividend-paying real estate entities and in so doing intends to maintain a strong balance sheet. Security Capital targets a conservative cash flow to fixed charge coverage ratio of 2.5-3.0 to 1.0 and commits investment capital to companies which also have financial policies committed to maintaining strong balance sheets with similar coverage ratios. Financial exposure from any of Security Capital's investments is limited to committed capital. Security Capital seeks to prudently use unsecured, fixed rate, long-term debt which is derived from public debt markets, with staggered maturity dates. Security Capital's current policy is to use its earnings to meet its financial obligations and fund investments and to refrain from paying dividends.

  In June 1998, Security Capital converted the secured line of credit of SC Realty Incorporated ("SC Realty"), a wholly owned subsidiary of Security Capital which holds Security Capital's shares of Archstone, ProLogis, Homestead, SHC, BelmontCorp, SC-USREALTY, SC-GR, Security Capital U.S. Real Estate Shares, Security Capital European Real Estate Shares and Security Capital Preferred Growth Incorporated, into a $650 million revolving unsecured line of credit (the "Unsecured Line of Credit") between Security Capital, as borrower, and Wells Fargo Bank, National Association ("Wells Fargo") and The Chase Bank of Texas, National Association ("Chase"), as agents for a syndicate of lenders. SC Realty has guaranteed Security Capital's obligations under the Unsecured Line of Credit. The Unsecured Line of Credit has an initial term through April 2000 (which may be extended for one-year periods with the consent of the lenders). The proceeds from the initial borrowing under the Unsecured Line of Credit were used to pay off and discharge all obligations, including principal, interest, fees and expenses, owed under the SC Realty secured line of credit. Security Capital used the net proceeds received from the issuance of the Old Notes to repay amounts outstanding under the Unsecured Line of Credit. As of June 30, 1998, there were approximately $123 million of borrowings outstanding under the Unsecured Line of Credit.

  Borrowings under the Unsecured Line of Credit bear interest, at Security Capital's option, at either (i) LIBOR plus a margin ranging from 0.7% to 1.5% (depending on Security Capital's senior unsecured long-term debt ratings, but not less than LIBOR plus 1.0% until April 1999), or (ii) the higher of the federal funds rate plus a margin of 0.5% or Wells Fargo's prime rate, with interest payable monthly in arrears. Security Capital will pay a commitment fee ranging from 0.125% to 0.20% per annum based on the average unfunded amount.

  The Unsecured Line of Credit contains several financial covenants restricting Security Capital, including covenants: requiring a minimum shareholders' equity; restricting the ratio of total liabilities to market value net worth; limiting distributions; requiring a minimum ratio of cash flow to fixed charges; limiting the amount of secured debt; requiring a minimum ratio of unsecured liabilities to the value of a pool of investments held by Security Capital and its consolidated subsidiaries; prohibiting the pledging of the capital stock of SC Realty; requiring the maintenance of Security Capital's corporate existence and listing of its common shares on the NYSE; and regarding change of control matters. SC Realty's guarantee of the Unsecured Line of Credit also limits the ability of SC Realty to incur liabilities and transfer SC Realty's assets. The ability of Security Capital and SC Realty to comply with the foregoing provisions may be affected by events beyond Security Capital's control. Failure to comply with any of these covenants could result in a default under the Unsecured Line of Credit. At March 31, 1998, on a pro forma basis, after giving effect to the conversion to the Unsecured Line of Credit, the Old Note Offering and the Exchange Offer, Security Capital and SC Realty would have been in compliance with the covenants under the Unsecured Line of Credit.

                               THE EXCHANGE OFFER

The Exchange Offer.............. Security Capital is offering to exchange
                                 $1,000 principal amount of New 2005 Notes for each $1,000 principal amount of outstanding Old 2005 Notes, $1,000 principal amount of New 2007 Notes for each $1,000 principal amount of outstanding Old 2007 Notes and $1,000 principal amount of New 2028 Notes for each $1,000 principal amount of outstanding Old 2028 Notes. Security Capital is making the Exchange Offer to satisfy its obligations under the Registration Rights Agreement. See "The Exchange Offer--Purpose of the Exchange Offer" and "--Terms of the Exchange Offer."

Procedures for Tendering Old
Notes........................... To validly tender Old Notes in the Exchange
                                 Offer, the holder must tender the Old Notes pursuant to the procedures for book-entry transfer and a book-entry confirmation must be received by the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date, unless the guaranteed delivery procedures are complied with. See "The Exchange Offer--Procedures for Tendering Old Notes," "--Book-Entry Transfer" and "-- Guaranteed Delivery Procedures."

Conditions...................... The Exchange Offer is not conditioned on any minimum amount of Old Notes being tendered for exchange, but the Exchange Offer is subject to certain conditions which may be waived by Security Capital and to certain other terms and conditions. See "The Exchange Offer--Conditions to the Exchange Offer."

Expiration Date................. The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on               , 1998,
                                 unless the Exchange Offer is extended by Security Capital in its sole discretion. See "The Exchange Offer--Expiration Date."

Withdrawal Rights............... Tenders of Old Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal Rights."

Federal Income Tax
Consequences.................... The exchange of an Old Note for a New Note in the Exchange Offer will not be taxable to an exchanging holder for Federal income tax purposes. See "Certain Federal Income Tax Consequences."

Use of Proceeds................. Security Capital will not receive any proceeds from the issuance of New Notes in the Exchange Offer. See "Use of Proceeds."

Exchange Agent.................. State Street Bank and Trust Company is
                                 serving as exchange agent (the "Exchange
                                 Agent") in connection with the Exchange
                                 Offer. See "The Exchange Offer--Exchange
                                 Agent."

Effect on Holders of Old Notes.. Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to be entitled to all the rights applicable thereto under the Indenture, dated as of June 18, 1998 (the "Indenture"), from Security Capital to State Street Bank and Trust Company, as trustee (the "Trustee"), which relates to both the Old Notes and the New Notes, and any such Old Notes will remain outstanding and continue to accrue interest according to their terms. Any Old Notes not tendered and accepted in the Exchange Offer will remain subject to the existing restrictions on transfer of Old Notes provided in the Old Notes and in the Indenture, and Security Capital will have no further obligations to the holders (other than to the Initial Purchasers) of those Old Notes to provide for their registration under the Securities Act. In addition, the tender of Old Notes pursuant to the Exchange Offer will reduce the principal amount of Old Notes outstanding, which may have an adverse effect on, and increase the volatility of, the market prices of Old Notes due to a reduction of liquidity. See "Risk Factors--Consequences of Failure to Exchange" and "The Exchange Offer--Effect on Holders of Old Notes."

Resale of New Notes............. Security Capital believes that, based on positions taken by the Commission staff, New
                                 Notes issued in the Exchange Offer in
                                 exchange for Old Notes may be offered for resale, resold and otherwise transferred by each holder thereof (other than a holder which is (i) a broker-dealer, as set forth below, (ii) an Initial Purchaser of Old Notes which acquired Old Notes directly from Security Capital in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (iii) an "affiliate" of Security Capital within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that those New Notes are acquired in the ordinary course of that holder's business and that holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of those New Notes within the meaning of the Securities Act or resale of those New Notes in violation of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes which were acquired by the broker-dealer as a result of market-making or other trading activities. Security Capital has agreed to make this Prospectus available to any such broker-dealer for use in connection with any such resale for such period of time as broker-dealers must deliver a prospectus, up to 180 days after the Expiration Date. See "The Exchange Offer-- Resale of New Notes" and "Plan of Distribution."

                              DESCRIPTION OF NOTES

  The New Notes will evidence the same debt as the Old Notes and will be issued and entitled to the same benefits under the Indenture relating to the Old Notes. The terms of the New Notes are identical in all material respects (including principal amount, interest rate, maturity and ranking) to the terms of the Old Notes for which they will be exchanged, except that the New Notes will have been registered under the Securities Act and therefore will not be subject to certain transfer restrictions and will not have certain registration rights and related terms providing for an increased interest rate which are applicable to the Old Notes. See "The Exchange Offer--Purpose of The Exchange Offer" and "Description of Notes--General."

Issuer.......................... Security Capital Group Incorporated.

Securities Offered.............. Up to $200,000,000 aggregate principal amount of 6.95% Exchange Notes due 2005, up to
                                 $100,000,000 aggregate principal amount of
                                 7.15% Exchange Notes due 2007 and up to
                                 $200,000,000 aggregate principal amount of
                                 7.70% Exchange Notes due 2028.

Maturity Dates.................. The 2005 Notes will mature on June 15, 2005, the 2007 Notes will mature on June 15, 2007 and the 2028 Notes will mature on June 15, 2028. See "Description of Notes--Principal, Maturity and Interest."

Interest Payment Dates.......... December 15 and June 15 of each year, commencing December 15, 1998. Holders who exchange their Old Notes for New Notes in the Exchange Offer will receive interest accrued on their Old Notes from June 23, 1998, the date of issuance of the Old Notes, to the consummation of the Exchange Offer (the "Exchange Date"), together with interest accrued on their New Notes from the Exchange Date, in the first interest payment on the New Notes, payable on December 15, 1998. See "Description of Notes--Principal, Maturity and Interest."

Ranking......................... The Notes of each series are senior unsecured obligations of Security Capital and rank equally with each other and with Security Capital's other unsecured and unsubordinated indebtedness. See "Description of Notes-- Principal, Maturity and Interest." The Notes are effectively subordinated to any secured indebtedness of Security Capital as well as to indebtedness and other liabilities of Security Capital's subsidiaries and companies in which Security Capital has a direct or indirect investment to the extent of the assets of those subsidiaries and companies. As of March 31, 1998, the secured indebtedness of Security Capital and its Wholly Owned Subsidiaries (as hereinafter defined) aggregated approximately $367 million (with no secured indebtedness on a pro forma basis, after giving effect to the conversion to the Unsecured Line of Credit, the Old Note Offering and the Exchange Offer and the application of the proceeds therefrom). See "Risk Factors--Ranking of Notes" and "Capitalization."

Optional Redemption............. The Notes of each series may be redeemed at any time at the option of Security Capital, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and
                                 (ii) the Make-Whole Amount, if any. See
                                 "Description of Notes--Optional Redemption."

Certain Covenants............... The Indenture contains certain covenants, including, but not limited to, covenants: (i) limiting the incurrence by Security Capital and its wholly owned subsidiaries of additional indebtedness; (ii) requiring Security Capital to maintain a minimum consolidated tangible net worth; (iii) limiting the creation of liens securing indebtedness; (iv) limiting Security Capital's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person; and (v) limiting the ability of Security Capital and its subsidiaries to enter into and engage in certain lines of business. See "Description of Notes--Certain Covenants."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors which should be considered by holders before deciding whether or not to tender their Old Notes in the Exchange Offer.

                     SUMMARY SELECTED FINANCIAL INFORMATION

  The following table sets forth selected financial information for Security Capital as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 and as of March 31, 1998 and for the three-month periods ended March 31, 1998 and 1997 (in thousands, except per share data). Security Capital's consolidated financial information included below has been derived from Security Capital's consolidated financial statements, which are incorporated herein by reference. The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Security Capital's most recent annual report on Form 10-K and quarterly report on Form 10-Q incorporated herein by reference.

                           THREE MONTHS
                          ENDED MARCH 31,           YEARS ENDED DECEMBER 31,
                          --------------- ----------------------------------------------
                           1998    1997   1997(1)    1996    1995(2)     1994     1993
                          ------- ------- -------- -------- ---------  --------  -------
                            (UNAUDITED)
OPERATING DATA:
Equity in earnings......  $15,649 $44,822 $170,576 $168,473 $  45,685  $  8,812  $ 6,032
Rental revenues.........   27,171  10,952   58,397  145,907   103,634    55,071   10,916
Services Division
 revenues(3)............   17,787  27,279  105,941   77,512    49,404       --       --
Total revenues..........   66,431  84,170  367,704  398,122   200,534   156,855   17,503
Rental expenses.........   12,253   5,902   25,089   58,259    40,534    23,052    1,428
Services Division
 expenses(3)............   12,347  21,324   87,190   79,296    56,317       --       --
General, administrative
 and other(3)...........   11,560  11,179   54,940   32,617    20,197     6,172    2,555
Costs incurred in
 acquiring Services
 Division(3)............      --      --       --       --    158,444       --       --
Gain on sale of
 management companies...      --      --    93,395      --        --        --       --
Interest expense:
 Security Capital:
 Convertible
  debentures/notes(4)...    5,249  26,665   94,749   93,912    78,785    29,647    1,616
 Line of credit.........    4,580   1,412    7,631    6,256     5,977     6,424    1,808
 Majority-owned
  subsidiaries(5).......    2,970     --     2,054   17,056    19,042     8,057      362
                          ------- ------- -------- -------- ---------  --------  -------
   Total interest
    expense.............   12,799  28,077  104,434  117,224   103,804    44,128    3,786
Net earnings (loss)
 attributable to Class B
 Shares.................  $ 4,027 $ 3,349 $106,154 $ 32,067 $(201,634) $ (7,685) $ 5,155
PER SHARE DATA:
Series A Preferred Stock
 dividends..............  $ 18.75 $ 18.75 $  75.00 $  56.25        --        --       --
Net earnings (loss) per
 Class B Share:
 Basic..................     0.03    0.05     1.39     0.61 $   (4.50) $  (0.33) $  0.81
 Diluted................  $  0.03 $  0.05 $   1.28 $   0.57 $   (4.50)    (0.33)    0.78
Class A Share
 distributions paid(6)..       --      --       --       --        --  $  33.50  $ 60.00
Weighted average Class B
 Shares outstanding:
 Basic..................  123,402  61,290   76,577   52,950    44,834    22,947    6,386
 Diluted................  126,813  66,278   93,054   56,686    44,834    22,947    6,589

                         AS OF MARCH
                             31,                      AS OF DECEMBER 31,
                         ----------- ----------------------------------------------------
                            1998      1997(1)      1996    1995(2)(3)    1994      1993
                         ----------- ---------- ---------- ---------- ---------- --------
                         (UNAUDITED)
BALANCE SHEET DATA:
Investments, at equity.. $2,745,056  $2,658,748 $1,438,937 $  930,043 $  230,756 $161,270
Real estate, net of
 accumulated
 depreciation...........    831,526     709,229  1,365,373    865,367  2,005,957  478,630
Total assets............  3,935,819   3,614,239  2,929,284  1,855,056  2,300,613  673,019
Long-term debt:
 Security Capital(4)....    323,024     323,024    940,197    718,611    514,383   48,970
 Majority-owned
  subsidiaries(5).......    306,058     301,606    257,099    118,524    301,787   47,988
Minority interests......    135,097     107,135    394,537    159,339    554,752  157,545
Total shareholders'
 equity................. $2,553,570  $2,548,873 $  918,702 $  528,539 $  359,859 $293,823

                     THREE MONTHS
                    ENDED MARCH 31,          YEARS ENDED DECEMBER 31,
                    --------------- -------------------------------------------
                     1998    1997   1997(1)    1996   1995(2)(3)  1994    1993
                    ------- ------- -------- -------- ---------- ------- ------
                      (UNAUDITED)
OTHER DATA:
EBDADT(7).......... $70,220 $45,681 $214,276 $137,078  $94,244   $57,533 $5,909

--------
(1) Prior to 1997, Security Capital consolidated the accounts of ATLANTIC. During 1997, Security Capital's ownership of ATLANTIC decreased to less than 50%. Accordingly, ATLANTIC was deconsolidated effective January 1, 1997.
(2) Prior to 1995, Security Capital consolidated the accounts of ProLogis and Security Capital Pacific Incorporated ("PACIFIC"). During 1995, Security Capital's ownership of ProLogis decreased to less than 50% and PACIFIC was merged into Archstone. Accordingly, these entities were deconsolidated effective January 1, 1995.
(3) Security Capital resulted from the January 1, 1995 merger of two affiliated, but not commonly controlled, entities, Security Capital Group Incorporated, a Delaware corporation, and Security Capital Realty Incorporated, a Maryland corporation which survived the merger and later changed its name to Security Capital Group Incorporated.
(4) During 1994, Security Capital made a $757.50 per share of Class A Common Stock, par value $.01 per share (the "Class A Shares"), distribution of the Convertible Subordinated Debentures due June 30, 2014 (the "2014 Convertible Debentures") resulting in a total increase of $417.2 million in outstanding 2014 Convertible Debentures. The 2014 Convertible Debentures were converted into Class A Shares prior to December 1997.
(5) Security Capital does not guarantee the debt of any of its consolidated or unconsolidated operating companies.
(6) For the years ended December 31, 1994 and 1993, Security Capital elected to be taxed as a real estate investment trust ("REIT") and made cash distributions to its shareholders.
(7) EBDADT represents earnings before depreciation, amortization and deferred taxes. Security Capital presents EBDADT as a measure of operating performance. EBDADT should not be considered as a substitute for net earnings computed in accordance with GAAP in evaluating operating results or as a substitute for cash flows from operating, investing or financing activities in evaluating liquidity. EBDADT is presented on a fully converted basis which assumes conversion of all convertible debentures and all other securities which are not anti-dilutive. Interest expense associated with the convertible debentures is not deducted in arriving at fully converted EBDADT. EBDADT, as calculated above, may not be comparable to other similarly titled measures of other companies. EBDADT data assumes the exchange of Security Capital's REIT management and property management companies for common shares of ProLogis, Archstone and ATLANTIC as of January 1, 1993. Those merger transactions were completed on September 9, 1997.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered by holders before deciding whether or not to tender their Old Notes in the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Any Old Notes not tendered and accepted in the Exchange Offer will remain subject to the existing restrictions on transfer of Old Notes provided in the Old Notes and in the Indenture, and Security Capital will have no further obligations to the holders (other than to the Initial Purchasers) of those Old Notes to provide for their registration under the Securities Act, as those Old Notes will not retain any rights under the Registration Rights Agreement (other than Old Notes which represent an unsold allotment for the Old Note Offering). In general, the Old Notes may not be offered or sold except pursuant to an exemption from, in a transaction not subject to, or in a transaction in compliance with the registration requirements of the Securities Act. Security Capital does not intend to register the Old Notes under the Securities Act. In addition, the tender of Old Notes pursuant to the Exchange Offer will reduce the principal amount of Old Notes outstanding, which may have an adverse effect on, and increase the volatility of, the market prices of Old Notes due to a reduction of liquidity. See "The Exchange Offer--Effect on Holders of Old Notes."

RESALE OF NEW NOTES

  Security Capital believes that, based on positions taken by the Commission staff, New Notes issued in the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by each holder thereof (other than a holder which is (i) a broker-dealer, as set forth below, (ii) an Initial Purchaser of Old Notes which acquired Old Notes directly from Security Capital in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (iii) an "affiliate" of Security Capital within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that those New Notes are acquired in the ordinary course of that holder's business and that holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of those New Notes within the meaning of the Securities Act or resale of those New Notes in violation of the Securities Act. Each holder of Old Notes which receives New Notes in the Exchange Offer must represent to Security Capital in the Letter of Transmittal that those conditions have been met. Each broker-dealer which receives New Notes in the Exchange Offer must represent to Security Capital in the Letter of Transmittal that it will receive those New Notes for its own account in exchange for Old Notes which were acquired by it as a result of market-making or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those New Notes. The Letter of Transmittal states that by so representing and so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes which were acquired by the broker-dealer as a result of market-making or other trading activities. Security Capital has agreed to make this Prospectus available to any such broker-dealer for use in connection with any such resale for such period of time as broker-dealers must deliver a prospectus, up to 180 days after the Expiration Date. To comply with any applicable securities laws of certain jurisdictions, however, New Notes may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or an exemption from registration or qualification is available and is complied with. Security Capital currently does not intend to take any action to register or qualify New Notes for resale in any jurisdictions. See "The Exchange Offer--Resale of New Notes" and "Plan of Distribution."

RELIANCE ON DIVIDENDS AND TRANSFERS FROM INVESTEES

  Security Capital conducts all of its operations through service businesses and real estate operating companies in which Security Capital has direct and indirect ownership positions. As such, Security Capital is dependent on dividends and fees from those entities to meet its operating expense needs and to pay principal and interest on debt, including borrowings under the Unsecured Line of Credit and the Notes. Although many of the companies in which Security Capital has direct and indirect ownership positions are REITs, others are not and Security Capital's ability to obtain dividends, fees or other funds from those companies depends on the economic performance of those companies, the prior claims of creditors or holders of preferred stock of those companies and Security Capital's ability to control or cause those companies to make distributions or other payments. Although Security Capital has a significant ownership interest in, and contractual rights which provide meaningful influence over, many of its real estate investees, Security Capital has a non-majority interest in many of the companies in which it has direct and indirect ownership positions; therefore, Security Capital's ability to control or cause those companies to make distributions or other payments may be limited.

DEPENDENCE ON KEY PERSONNEL

  Security Capital's success depends on attracting and retaining the services of executive officers, including C. Ronald Blankenship, William D. Sanders and Thomas G. Wattles, who are members of the Operating Committee, as well as several senior officers, consisting of the following Managing Directors:
Steven F. Dichter, John H. Gardner, C. Robert Heaton, W. Joseph Houlihan, Jeff
A. Jacobson, Gordon S. Kerr, Anthony R. Manno, Jr., Todd W. Mansfield, Caroline S. McBride, Daniel F. Miranda, Jeremy J. Plummer, Mary Lou Rogers, Donald E. Suter, Paul E. Szurek and Robert S. Underhill. Security Capital has experienced individuals who manage the companies in which Security Capital has direct and indirect ownership positions, including R. Scot Sellers and Constance B. Moore, Co-Chairmen of Archstone, K. Dane Brooksher and Irving F. Lyons, III, Co-Chairmen of ProLogis, Michael D. Cryan and David C. Dressler, Jr., Co-Chairmen of Homestead, Jeffrey A. Cozad, Managing Director of SC-USREALTY, and Laurence S. Geller, Chairman of SHC. Security Capital's success will depend, among other things, on its ability to retain each of the foregoing individuals. Security Capital's success also depends on the ability of Security Capital's investees, and any new entities Security Capital creates, to continue to recruit experienced management. There is substantial competition for qualified personnel in the real estate and capital management industries. Security Capital believes it has an effective succession plan in place and that several of its officers could serve as Security Capital's senior executive officers and continue Security Capital's performance. The loss of any of these key personnel could have an adverse effect on Security Capital.

RANKING OF NOTES

  The Notes of each series are direct, senior unsecured obligations of Security Capital and rank equally with each other and with all other unsecured and unsubordinated indebtedness of Security Capital from time to time outstanding. However, the Notes are effectively subordinated to any secured indebtedness of Security Capital (of which none was outstanding as of March 31, 1998 on a pro forma basis, after giving effect to the conversion to the Unsecured Line of Credit, the Old Note Offering and the application of the proceeds therefrom and the Exchange Offer) and to the indebtedness and other liabilities of Security Capital's subsidiaries and companies in which Security Capital has direct or indirect ownership positions to the extent of the assets of those subsidiaries and companies. Subject to limitations on incurring indebtedness, unless certain financial ratios are satisfied, and on incurring secured indebtedness, Security Capital may incur additional indebtedness. See "Description of Notes--Certain Covenants--Limitations on Indebtedness" and "-- Limitations on Liens."

LEVERAGE

  Security Capital has debt outstanding and will continue to have debt outstanding after the Exchange Offer. As of March 31, 1998, Security Capital had approximately $629.1 million of consolidated outstanding long-term indebtedness (of which $306.1 million represented indebtedness of Security Capital's consolidated investee companies) and $438.2 million of consolidated outstanding short-term indebtedness (of which $71.2 million represented indebtedness of Security Capital's consolidated investee companies). On a pro forma basis, after giving effect to the Old Note Offering, Security Capital's long-term debt-to-equity ratio (excluding the indebtedness of Security Capital's consolidated investees, for which Security Capital is not responsible, and including all outstanding Convertible Subordinated Debentures due March 29, 2016 (the "Convertible Debentures") as debt) at that date would have been 0.32 to 1.0. If all the Convertible Debentures outstanding on that date were converted into Class A Shares (at a conversion price of $1,153.90 principal amount of Convertible Debentures per Class A Share), that long-term debt-to-equity ratio would have been 0.17 to 1.0 on a pro forma basis after giving effect to the Old Note Offering. Of the $629.1 million of consolidated outstanding long-term indebtedness, approximately $323.0 million consisted of the Convertible Debentures. The current conversion price for the Convertible Debentures is below the market price of the Class A Shares. If the Convertible Debentures were converted, the outstanding long-term indebtedness would be reduced to approximately $306.1 million, all of which would be indebtedness of Security Capital's consolidated investee companies. Security Capital does not guarantee the debt of any of the companies in which Security Capital has a direct or indirect investment. In addition, the companies in which Security Capital has a direct or indirect investment have a substantial amount of indebtedness and, in certain cases, have issued preferred stock to third parties.

  In June 1998, Security Capital converted the secured line of credit of SC Realty, a wholly owned subsidiary of Security Capital, into the $650 million revolving Unsecured Line of Credit between Security Capital, as borrower, and Wells Fargo and Chase, as agents for a syndicate of lenders. SC Realty has guaranteed Security Capital's obligations under the Unsecured Line of Credit. The proceeds from the initial borrowing under the Unsecured Line of Credit were used to pay off and discharge all obligations, including principal, interest, fees and expenses, owed under the SC Realty secured line of credit. As of June 30, 1998, there were approximately $123 million of borrowings outstanding under the Unsecured Line of Credit. See "Summary--Recent Developments."

  Based on Security Capital's current level of operations and anticipated growth as a result of new business initiatives, Security Capital expects that cash flow from operations, the proceeds of the Old Note Offering and funds available under the Unsecured Line of Credit will be sufficient to enable Security Capital to satisfy its anticipated cash requirements for operating and investing activities for existing businesses for the next twelve months. Security Capital intends to finance its long-term business activities (including investments in new business initiatives) through the proceeds of the Old Note Offering, borrowings under the Unsecured Line of Credit and exercises of the outstanding warrants (the "Warrants") to purchase shares of Class B Common Stock, par value $.01 per share (the "Class B Shares"). The Warrants are exercisable at $28.00 per share through September 18, 1998. As of August 11, 1998, the closing price of the Class B Shares was $22 3/8 per share. No assurance can be given that any of the Warrants will be exercised. In addition, Security Capital anticipates that its operating companies will separately finance their activities through cash flow from operations, sales of equity and debt securities and the incurrence of mortgage debt or line of credit borrowings. The degree to which Security Capital is leveraged and to which it is able to meet its financial obligations could affect its ability to obtain additional financing in the future for refinancing indebtedness, working capital, capital expenditures, acquisitions, investments in new businesses, general corporate purposes or other purposes.

  On a historical basis, the Fixed Charge Coverage Ratios (as defined in "Description of Notes--Certain Definitions--Fixed Charge Coverage Ratio") for the three-month period ended March 31, 1998, and for each of the years ended December 31, 1997, 1996, 1995, 1994 and 1993 were 4.15, 1.21, 1.16, 1.09, 1.44 and 3.28, respectively. Prior to December 1997, Security Capital shareholders also owned $715.8 million of 2014 Convertible Debentures, which were reflected in this ratio. These 2014 Convertible Debentures were converted into Class A Shares prior to December 1997. On a pro forma basis, after giving effect to the Old Note Offering and the application of the proceeds therefrom and the Exchange Offer, and after giving effect to the exchange of shares of Series A Preferred Stock and Class B Shares for shares of Series B Preferred Stock (see "Capitalization"), the Fixed Charge Coverage Ratios for the three-month period ended March 31, 1998 and the year ended December 31, 1997 would have been 3.5 and 3.4, respectively.

  On a historical basis, the ratios of earnings to fixed charges, including interest on the 2014 Convertible Debentures which were converted, for Security Capital and its consolidated subsidiaries for the three-month period ended March 31, 1998, and for each of the years ended December 31, 1997, 1996, 1995, 1994 and 1993 were 2.4, 0.8, 0.8, 0.8, 1.2 and 3.1, respectively. For this purpose, earnings consist of income (loss) from continuing operations reduced by equity in earnings of investees and increased by dividend income from investees; for the year ended December 31, 1995, earnings exclude a one-time non-cash expense of $158.4 million incurred in acquiring the Services Division from a related party. Fixed charges consist of interest expense, the amortization of debt issuance costs and capitalized interest. On a pro forma basis, after giving effect to the conversion to the Unsecured Line of Credit, the Old Note Offering and the application of the proceeds therefrom and the Exchange Offer, and after giving effect to the exchange of shares of Series A Preferred Stock and Class B Shares for shares of Series B Preferred Stock (see "Capitalization"), the ratios of earnings to fixed charges for the three-month period ended March 31, 1998 and the year ended December 31, 1997 would have been 2.3 and 1.1, respectively.

BORROWING RISKS

 Debt Financing Risks

  To the extent Security Capital or its subsidiaries incur debt, such as the Notes, Security Capital will be subject to the risks associated with debt financing, including the risks that Security Capital's cash flow from operations will be insufficient to meet required payments of principal and interest, that Security Capital will be unable to refinance the Unsecured Line of Credit or current or future indebtedness, including indebtedness represented by the Notes, that the terms of any refinancing will not be as favorable as the terms of existing indebtedness and that Security Capital will be unable to make necessary investments in new business initiatives due to lack of available funds. If securities of the companies in which Security Capital has direct and indirect investments are used to secure Security Capital's indebtedness and Security Capital is unable to make required payments on that indebtedness, the securities could be transferred to the lender with a consequent loss of income and asset value to Security Capital. Security Capital's policy will be generally to arrange unsecured, fixed rate long-term debt, such as the Notes.

 Variable Interest Rate Risk

  Increases in interest rates could increase Security Capital's interest expense, which would adversely affect Security Capital's net earnings and cash available for payment of obligations, including indebtedness represented by the Notes. At March 31, 1998, Security Capital and its Wholly Owned Subsidiaries had $367.0 million of variable interest rate debt outstanding, all of which was under the Unsecured Line of Credit. See "Summary--Summary of Financial Strategy of Security Capital and Recent Financing Activity."

CONFLICTS OF INTEREST

 Allocation of New Business Opportunities

  Security Capital will deploy its capital (both its corporate and third-party managed capital) through the direct and indirect ownership of public and private companies with highly focused business strategies which are engaged in real estate related activities. The allocation of new business opportunities may present conflicts between Security Capital and its direct and indirect investees. New opportunities in existing property types within the United States, for example, multifamily communities or distribution space, will be presented to existing direct or indirect investees which are engaged in owning and operating those types of properties. Long-term strategic investment opportunities in equity oriented REITs located in the United States, which are not engaged in operating property types in which Security Capital currently owns a strategic position, generally will be allocated to SC-USREALTY. All other investment opportunities in unrelated real estate operating companies located in the United States are expected to be allocated to Security Capital, which may form new entities to develop those opportunities. These new business initiatives, to the extent they are developed into new businesses, may be subject to a greater risk of failure as a new business initiative than generally would be associated with a mature business. As a result, there can be no assurance that these new business initiatives will be completed, or if completed, will prove to be successful or viable. While none of the new business initiatives is material at present to Security Capital's results of operations or financial condition, these initiatives are expected to be an important component of Security Capital's future growth.

 Interests of Certain Directors and Officers of Security Capital in Direct and Indirect Investees

  Several directors and officers of Security Capital are directors or officers of direct or indirect investees of Security Capital and own shares of Security Capital and direct and indirect investees of Security Capital. As of March 12, 1998, directors and executive officers of Security Capital as a group beneficially owned 138,621 Class A Shares and 7,536,674 Class B Shares, representing approximately 7.66% of the Class A Shares and 17.36% of the Class B Shares, assuming exercise of warrants and options to purchase 40,305 additional Class A Shares held by such group. At that same date, those directors and officers as a group beneficially owned 39,380 common shares of ATLANTIC (less than 1%), 346,828 common shares of Homestead (less than 1%), 798,767 common shares of Archstone (less than 1%), 634,787 common shares of ProLogis (less than 1%) and 3,042,221 common shares of SC-USREALTY (less than 2%). William D. Sanders is Chairman, Chief Executive Officer and a director of Security Capital, a director of CarrAmerica Realty Corporation, SC-USREALTY, SC-GR, Storage USA and SHC and an advisory director of REGENCY. C. Ronald Blankenship is Vice Chairman, Chief Operating Officer and a director of Security Capital, a director of SHC and Storage USA and an advisory director of Homestead. John T. Kelley, III is a director of Security Capital, a trustee of Archstone, an advisory trustee of ProLogis and Chairman of PACIFIC RETAIL. John P. Frazee, Jr. is a director of Security Capital and a director of Homestead. Thomas G. Wattles is a Managing Director of Security Capital, a director of SHC and a trustee of ProLogis and CWS. Caroline S. McBride is a Managing Director of GSG, a director of CarrAmerica Realty Corporation and Storage USA, Inc. and a trustee of CWS. Jeffrey A. Klopf is Senior Vice President and Secretary of Security Capital and holds similar positions in ProLogis, Archstone and Homestead.

  Each of Messrs. Blankenship, Wattles, Frazee and Kelley hold their directorships in direct investees of Security Capital as nominees of Security Capital pursuant to Investor Agreements between Security Capital and the respective investee. Mr. Sanders, Mr. Wattles and Ms. McBride hold their directorships in indirect investees of Security Capital as nominees of SC-USREALTY under agreements between SC-USREALTY and the respective indirect investee.

  From time to time there may be transactions between Security Capital and its direct investees, or among its direct and indirect investees, or between Security Capital and its indirect investees. The interests of the foregoing persons may differ from the interests of shareholders of Security Capital as a result of their positions in the direct or indirect investees or their ownership of securities of the direct or indirect investees and, as a result, those persons may have an incentive to place the interests of the direct or indirect investees over those of Security Capital.

 Principal Transactions with Officers, Directors and Direct and Indirect
Investees

  Security Capital has engaged in principal transactions with certain officers and directors or companies in which a director may have a material interest. Security Capital will not borrow from or make loans to affiliates, other than loans to officers or loans to affiliates in which Security Capital owns a substantial economic interest, or where the Board believes that the loans are in the best long-term interests of Security Capital and its shareholders. In those cases where Security Capital engages in these types of transactions, it has obtained or will obtain, after appropriate disclosure of all material interests, Board approval for officer transactions, disinterested director approval for interested director transactions and, where appropriate under Maryland law or required by its charter (the "Charter") or bylaws (the "Bylaws"), shareholder approval.

  Neither Security Capital's Charter nor its Bylaws contain any restrictions on interested party transactions with directors and officers. Under the laws of Maryland (where Security Capital is organized), each director is obligated to offer to Security Capital any opportunity (with certain limited exceptions) which comes to him and which Security Capital could reasonably be expected to have an interest in developing. In addition, under Maryland law, any contract or other transaction between Security Capital and any director or any entity in which the director has a material financial interest is voidable unless (i) it is approved, after disclosure of the interest, by the affirmative vote of a majority of disinterested directors or by the affirmative vote of a majority of the votes cast by disinterested shareholders or (ii) it is fair and reasonable to Security Capital.

  Transactions with direct investees have been and will be considered, after appropriate disclosure of all material interests, by the entire Board. Security Capital owns substantial positions in its direct investees which, together with certain investor agreements, advisory agreements, board representation or other control rights, allow Security Capital to exert significant influence over the operations of each of these entities. SC-USREALTY generally has investor agreements and board representation for indirect investees of Security Capital.

CERTAIN RISKS RELATING TO THE INVESTMENT COMPANY ACT

  Security Capital is not registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), in reliance on an exemption provided by Rule 3a-1 promulgated under the Investment Company Act. Security Capital is not required to register as an investment company because it is principally engaged in the real estate business through companies which it primarily controls. As of May 31, 1998, Security Capital owned approximately 38% of Archstone (as of July 7, 1998), 41% of ProLogis, 70% of Homestead (as of July 7, 1998), 31% of SHC, 34% of SC-USREALTY and 35% of SC-GR (based in each case on outstanding common shares at that date) which, together with certain investor agreements, advisory agreements, board representation or other control rights, allows Security Capital to exert significant influence over the operations of each of these entities. Security Capital currently intends to exert similar influence over any other operating company in which it makes future investments. However, to the extent Security Capital and its affiliates do not elect to participate in future equity offerings by the companies in which Security Capital has a direct or indirect investment, its ownership interest in and control over those companies could diminish, and Security Capital could potentially be required to register as an investment company under the Investment Company Act. Security Capital would be materially adversely affected if it were required to register as an investment company under the Investment Company Act.

MARKET FOR NEW NOTES

  There is currently no public market for the New Notes and there can be no assurance that an active public market for the New Notes will develop. Security Capital does not intend to apply for listing of the New Notes on any securities exchange or for quotation on any interdealer quotation system. If the New Notes are traded after their initial issuance, they may trade at a discount, depending on prevailing interest rates, the market for similar securities and other factors. Accordingly, no assurance can be given that a holder of New Notes will be able to sell the New Notes in the future or that any sale will be at a price equal to or higher than their principal amount.

  Although the Initial Purchasers have advised Security Capital that they currently intend to make a market in the New Notes of each series after the Exchange Offer, they are not obligated to do so and may discontinue their market-making at any time without notice. In addition, their market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

REAL ESTATE INVESTMENT RISKS AFFECTING SECURITY CAPITAL

 General

  Although Security Capital owns no real estate, the companies in which Security Capital has a direct or indirect investment own real estate. The return which Security Capital achieves from the companies in which

Security Capital has a direct or indirect investment is dependent on the performance of the real property investments held by those companies, which are subject to varying degrees of risk. Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate, local, regional or national conditions (such as an oversupply of properties or a reduction in rental demand in a specific area), the quality and philosophy of management, competition from other available properties and the ability to provide adequate maintenance and insurance and to control operating costs. Although Security Capital seeks to minimize these risks through its market research and asset and property management capabilities, these risks cannot be eliminated entirely. Real estate cash flows and values are also affected by such factors as government regulations, including zoning, usage and tax laws, interest rate levels, the availability of financing, the possibility of bankruptcies of tenants and potential liability under, and changes in, environmental and other laws. Since a significant portion of the income from Security Capital's direct and indirect REIT investees is derived from rental income and other payments from real property, their respective income and distributable cash flow, and accordingly Security Capital's, would be adversely affected if a significant number of tenants were unable to meet their obligations, or if those companies were unable to lease properties on economically favorable terms.

 Debt Financing

  To the extent Security Capital or one of the companies in which Security Capital has a direct or indirect investment incurs debt, that company will be subject to the risks associated with debt financing, including the risks that cash flow from operations will be insufficient to meet required payments of principal and interest, that the company will be unable to refinance any revolving line of credit or any current or future indebtedness on its properties, that the terms of any refinancings may not be as favorable as the terms of existing indebtedness and that, due to a lack of funds, the company may be unable to make necessary capital expenditures for purposes such as renovations or re-leasing properties. If a property owned by one of the companies in which Security Capital has a direct or indirect investment is mortgaged to secure indebtedness and the company is unable to make its required payments on that indebtedness, the property would be transferred to the mortgagee with a consequent loss of income and asset value to that company.

 Risks of Real Estate Development

  Certain companies in which Security Capital has a direct or indirect investment have developed or commenced development on properties (e.g., international distribution facilities, multifamily communities, neighborhood infill shopping centers, city center retail facilities, parking facilities, corporate office space, self-storage facilities, hotels, extended-stay lodging facilities, assisted-living residential communities and manufactured housing communities) and expect to develop additional properties in the future. Real estate development involves significant risks in addition to those involved in the ownership and operation of established properties, including the risks that financing, if needed, may not be available on favorable terms for development projects, that construction may not be completed on schedule (resulting in increased debt service expense and construction costs), that estimates of the costs of construction may prove to be inaccurate and that properties may not be leased or rented on profitable terms and therefore will fail to perform in accordance with expectations. Timely construction may be affected by local weather conditions, local or national strikes and by local or national shortages in materials, insulation, building supplies and energy and fuel for equipment.

 Renewal of Leases and Re-leasing of Space

  Certain of the companies in which Security Capital has a direct or indirect investment, particularly those which invest in multifamily communities and distribution facilities, are subject to the risks that leases may not be renewed, space may not be re-leased or the terms of the renewal or re-leasing may be less favorable than current lease terms. If those companies were unable to promptly renew leases or re-lease or if the rental rates upon the renewal or re-lease were significantly lower than expected, their cash flow, and accordingly Security Capital's cash flow, may be adversely affected.

 Illiquidity of Real Estate Investments

  Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of the companies in which Security Capital has a direct or indirect investment to react promptly to changes in economic or other conditions. In addition, certain significant expenditures associated with equity investments (such as mortgage payments, real estate taxes and operating and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investments. Further, the companies in which Security Capital has a direct or indirect investment which are REITs must comply with safe harbor rules which enable a REIT to avoid punitive taxation. Thus, the ability of those companies which are REITs to sell assets to change their asset base is restricted by tax rules which impose holding periods for assets and potential disqualification as a REIT upon certain asset sales.

 Regulation

  Governmental authorities at the federal, state and local levels are actively involved in the issuance and enforcement of regulations relating to land use and zoning restrictions. Regulations may be issued which could have the effect of restricting or curtailing certain uses of existing structures or requiring that the structures be renovated or altered in some fashion. The issuance of any such regulations could have the effect of increasing the expenses and lowering the profitability of any of the properties affected thereby. Security Capital does not believe that any of these regulations will have a material impact on Security Capital or its direct or indirect investees.

 Changes in Laws

  Increased costs resulting from increases in real estate, income or transfer taxes or other governmental requirements generally may not be passed through directly to residents, tenants or lessees, inhibiting the ability of the companies in which Security Capital has a direct or indirect investment to recover those costs. Substantial increases in rents, as a result of those increased costs, may affect the ability of a resident, tenant or lessee to pay rent, causing increased vacancy. Changes in laws increasing potential liability for environmental conditions or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures. No assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the laws with respect to the qualification of certain of Security Capital's direct and indirect investees as REITs or the federal income tax consequences of that qualification to those investees.

 Uninsured Loss

  The companies in which Security Capital has a direct or indirect investment carry comprehensive liability, fire, flood, earthquake, extended coverage and rental loss insurance with respect to their properties with policy specifications and insured limits customarily carried for similar properties and which the operating companies believe are appropriate under the circumstances. There are, however, certain types of losses (such as from wars) which may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the operating company could lose both its capital invested in and anticipated profits from one or more properties.

HIGHLY COMPETITIVE BUSINESSES

  There are numerous commercial developers, real estate companies and other owners of real estate, including those which operate in the regions in which the properties of Security Capital's direct and indirect investees are located, which compete with the companies in which Security Capital has a direct or indirect investment in seeking land for development, properties for acquisition and disposition and tenants for properties. The companies in which Security Capital has a direct or indirect investment compete on a regional, national and global basis with no single market being material to Security Capital as a whole.

  All of the properties of the companies in which Security Capital has a direct or indirect investment are located in developed areas which include other similar properties. The number of competitive properties in a particular area could have a material adverse effect on those companies' ability to lease units and on the rents charged. In addition, other forms of properties provide alternatives to tenants of those companies' properties (for example, single family residential housing may be an alternative to multifamily housing).

  From December 31, 1995 to May 31, 1998, Security Capital's equity market capitalization, based on shares outstanding, grew from $1.0 billion to $3.4 billion. The global real estate securities management business of Security Capital competes for capital and investment opportunities with a large number of investment management firms as well as certain insurance companies, commercial banks and other financial institutions, some of which may have greater access to capital and other resources and which may offer a wider range of services than Security Capital. Real estate investment management firms can be formed with relatively small amounts of capital and depend most significantly on the continued involvement of their professional staff. Security Capital believes that competition among real estate investment management firms is affected principally by investment performance, development and implementation of investment strategies, information technologies and databases and client service performance.

IMPACT OF ENVIRONMENTAL REGULATIONS

  Security Capital, through certain of its direct and indirect investees, is subject to environmental and health and safety laws and regulations related to the ownership, operation, development and acquisition of real estate. Under those laws and regulations, Security Capital may be liable for, among other things, the costs of removal or remediation of certain hazardous substances, including asbestos-related liability. Those laws and regulations often impose liability without regard to fault.

  As part of their due diligence procedures, Security Capital's direct and indirect investees have conducted Phase I environmental assessments on each of their respective properties prior to their acquisition; however, there can be no assurance that those assessments have revealed all potential environmental liabilities. Security Capital is not aware of any environmental condition on any of its direct and indirect investees' properties which is likely to have a material adverse effect on Security Capital's financial position or results of operations; however, there can be no assurance that any such condition does not exist or may not arise in the future.

                                USE OF PROCEEDS

  Security Capital will not receive any proceeds from the issuance of New Notes in the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the capitalization of Security Capital and its Wholly Owned Subsidiaries as of March 31, 1998 and as adjusted to give effect to the Exchange Offer (assuming all Old Notes are exchanged for New Notes), the Old Note Offering ($495 million in net proceeds) and the application of the proceeds therefrom, and the exchange of Series A Preferred Stock and Class B Shares for Series B Preferred Stock as described below (in thousands, except share data). The table should be read in conjunction with Security Capital's consolidated financial statements and notes thereto incorporated herein by reference.

                                                           MARCH 31, 1998
                                                      -------------------------
                                                                        AS
                                                      HISTORICAL(1) ADJUSTED(1)
                                                      ------------- -----------
                                                             (UNAUDITED)
Long-term debt:
  6.95% Exchange Notes due 2005......................  $      --    $  200,000
    Original issue discount on 6.95% Notes...........         --          (214)
  7.15% Exchange Notes due 2007......................         --       100,000
    Original issue discount on 7.15% Notes...........         --          (187)
  7.70% Exchange Notes due 2028......................         --       200,000
  2016 Convertible Debentures(2).....................     323,024      323,024
                                                       ----------   ----------
      Total long-term debt...........................     323,024      822,623
                                                       ----------   ----------
Minority interests...................................       4,240        4,240
Shareholders' equity:
  Series A Preferred Stock, par value $.01 per share;
   139,000 shares issued and outstanding historical;
   0 shares issued and outstanding as adjusted;
   stated liquidation preference of $1,000 per share.     139,000          --
  Series B Preferred Stock, par value $.01 per share;
   0 shares issued and outstanding historical;
   257,642 shares issued and outstanding as adjusted;
   stated liquidation preference of $1,000 per
   share(3)..........................................         --       257,642
  Class A Shares, par value $.01 per share;
   20,000,000 shares authorized; 1,741,042 shares
   issued and outstanding(4).........................          17           17
  Class B Shares, par value $.01 per share;
   229,861,000 shares authorized historical;
   229,742,358 shares authorized as adjusted;
   37,889,536 shares issued and outstanding
   historical; 34,596,248 shares issued and
   outstanding as adjusted(5)........................         379          346
  Additional paid-in capital.........................   2,509,695    2,410,929
  Accumulated deficit................................     (91,027)    (110,870)
                                                       ----------   ----------
      Total shareholders' equity.....................   2,558,064    2,558,064
                                                       ----------   ----------
      Total capitalization...........................  $2,885,328   $3,384,927
                                                       ==========   ==========

--------
(1) As of March 31, 1998, there were $367 million of borrowings outstanding under SC Realty's secured line of credit, and as of June 30, 1998, there were $123 million of borrowings outstanding under the Unsecured Line of Credit. This table assumes that Homestead is accounted for on the equity method of accounting and does not include any balances for Homestead, a 70%-owned subsidiary of Security Capital as of March 31, 1998, as Security Capital does not guarantee the debt of any of its consolidated or unconsolidated investees in which it has a direct or indirect investment. As of March 31, 1998, Homestead had $71.2 million of borrowings outstanding under its line of credit and $306.1 million of mortgage notes payable outstanding. On June 15, 1998, Homestead entered into a third credit facility which is secured by a subscription agreement entered into between Homestead and Security Capital, which obligates Security Capital to invest up to $200 million in subordinated convertible debentures of Homestead under certain circumstances (which amount may be reduced if Security Capital purchases other Homestead securities). In addition, Security

    Capital committed, during the eight-month term of the third line of credit, to retain its ownership of Homestead common shares. Homestead has pledged this investment obligation of Security Capital as security under Homestead's third line of credit.
(2) Convertible into 279,941 Class A Shares.
(3) Convertible into 6,606,205 Class B Shares.
(4) Does not include an aggregate of 490,324 Class A Shares reserved for issuance upon exercise of outstanding options or warrants or upon conversion of the Convertible Debentures.
(5) Does not include 87,052,100 Class B Shares reserved for issuance upon conversion of Class A Shares, 8,842,457 Class B Shares reserved for issuance upon exercise of Warrants or 6,606,205 Class B Shares reserved for issuance upon conversion of the Series B Preferred Stock.

    On May 12, 1998, Security Capital issued 257,642 shares of Series B Preferred Stock in exchange for 139,000 shares of Series A Preferred Stock and 3,293,288 Class B Shares held by an investor. The exchange of the Series A Preferred Stock and the Class B Shares for the Series B Preferred Stock was structured as a tax free recapitalization. The exchange of the Series B Preferred Stock (which is initially convertible into 6,606,205 Class B Shares) for the Series A Preferred Stock (which was convertible into 5,294,800 Class B Shares), and the 3,293,288 Class B Shares resulted in 1,981,883 fewer Class B Shares outstanding on a fully converted basis. The exchange of the Series A Preferred Stock and the Class B Shares for the Series B Preferred Stock was based on the fair value of these securities at the date of the Exchange Agreement. For financial accounting purposes, the fair value of the Series B Preferred Stock issued ($257,642,000) less the sum of (a) the carrying value of the Series A Preferred Stock ($139,000,000) and (b) the fair value of the Class B Shares ($98,799,000) exchanged will be recorded as a dividend ($19,843,000) in Security Capital's second quarter financial statements.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  In connection with the sale of the Old Notes, Security Capital entered into the Registration Rights Agreement with the Initial Purchasers. Security Capital is making the Exchange Offer to satisfy its obligations under the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Security Capital agreed that it would use its best efforts to cause the registration statement (of which this Prospectus forms a part) (the "Registration Statement") to be filed on or prior to September 21, 1998, to have the Registration Statement declared effective by the Commission on or prior to December 20, 1998 and to remain effective until the closing of the Exchange Offer and to consummate the Exchange Offer on or prior to January 19, 1999. If Security Capital defaults in any of those obligations, then (unless Security Capital files a shelf registration statement providing for resales of the Old Notes), the Old Notes provide that additional interest will accrue on the Old Notes following each such default at a rate of 0.50% per annum. The additional interest would cease accruing with respect to any such default when that default is cured. The above summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, Security Capital is offering to exchange $1,000 principal amount of New 2005 Notes for each $1,000 principal amount of outstanding Old 2005 Notes, $1,000 principal amount of New 2007 Notes for each $1,000 principal amount of outstanding Old 2007 Notes and $1,000 principal amount of New 2028 Notes for each $1,000 principal amount of outstanding Old 2028 Notes. Security Capital will accept for exchange any and all Old Notes which are validly tendered before 5:00 p.m., New York City time, on the Expiration Date and not withdrawn as permitted below. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof. Security Capital's obligation to accept Old Notes for exchange in the Exchange Offer is subject to certain conditions as described under "-- Conditions to the Exchange Offer" below.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the Maryland General Corporation Law or the Indenture in connection with the Exchange Offer. Security Capital intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

EXPIRATION DATE

  As used herein, the term "Expiration Date" means               , 1998,
unless the Exchange Offer is extended by Security Capital in its sole discretion, in which case the term "Expiration Date" will mean the latest date to which the Exchange Offer is extended. Security Capital expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby to delay accepting any Old Notes for exchange, by giving oral or written notice of the extension to the Exchange Agent and notice of the extension to the holders by means of a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by Security Capital.

PROCEDURES FOR TENDERING OLD NOTES

  To validly tender Old Notes in the Exchange Offer, the holder must tender those Old Notes pursuant to the procedures for book-entry transfer described below and a book-entry confirmation, including an Agent's Message (as hereinafter defined) must be received by the Exchange Agent before 5:00 p.m. New York City time, on the Expiration Date, unless the guaranteed delivery procedures described below are complied with. See "--Book-Entry Transfer" and "--Guaranteed Delivery Procedures."

  Only a registered holder of Old Notes may tender those Old Notes in the Exchange Offer. Any beneficial holder of Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those Old Notes in the Exchange Offer should contact that registered holder promptly and instruct that registered holder to tender those Old Notes. If the beneficial holder wishes to tender directly, the beneficial holder must, prior to tendering Old Notes, make appropriate arrangements to register ownership of those Old Notes in the beneficial holder's name.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by Security Capital in its sole discretion, which determinations shall be final and binding on all parties. Security Capital reserves the absolute right to reject any or all tenders of Old Notes which are not in proper form or the acceptance of which might, in the judgment of Security Capital or its counsel, be unlawful. Security Capital also reserves the absolute right in its sole discretion to waive any defects, irregularities or conditions of the Exchange Offer with respect to any Old Notes, either before or after the Expiration Date (including the right to waive the ineligibility of any holder which seeks to tender Old Notes in the Exchange Offer). Security Capital's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as Security Capital determines. Neither Security Capital, the Exchange Agent nor any other person is under any duty to give notification of any defect or irregularity in connection with tenders of Old Notes for exchange or will incur any liability for failure to give any such notification.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account at DTC for purposes of the Exchange Offer promptly after the date of this Prospectus. All tenders of Old Notes must be made by book-entry transfer to the Exchange Agent's DTC account. Any holder of Old Notes which is a DTC participant may use DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes by causing DTC to transfer those Old Notes into the Exchange Agent's account in accordance with DTC's procedures. The Old Notes will be deemed tendered only after the Exchange Agent receives confirmation of the book-entry transfer of the Old Notes into the Exchange Agent's account (including an Agent's Message).

  The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Security Capital may enforce the Letter of Transmittal against the participant.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of Old Notes wishes to tender those Old Notes and the procedures for book-entry transfer cannot be completed before the Expiration Date, a tender may be effected if (i) the tender is made through an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act, including (as those terms are defined therein): (a) a bank; (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (c) a credit union; (d) a national securities exchange, registered securities association or clearing agency; or (e) a savings association which is a participant in a Securities Transfer Association (an "Eligible Institution"); (ii) before 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from that Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Security Capital (by mail, courier, hand delivery or facsimile), setting forth the name and address of the holder of the Old Notes and the principal amount of Old Notes being tendered, stating that the Old Notes are being tendered thereby and guaranteeing that within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, a book-entry confirmation will be received by the Exchange Agent; and (iii) a book-entry confirmation (including an Agent's Message) is received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

  If the Notice of Guaranteed Delivery or any other documents are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing and, unless waived by Security Capital, submit proper evidence satisfactory to Security Capital of that person's authority to so act.

  THE METHOD OF DELIVERY OF THE NOTICE OF GUARANTEED DELIVERY IS AT THE ELECTION AND RISK OF EACH HOLDER. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. THE NOTICE OF GUARANTEED DELIVERY SHOULD NOT BE SENT TO SECURITY CAPITAL.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent by telegram, telex, facsimile or letter at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the holder which tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of the Old Notes), include a statement that the holder is withdrawing its election to have those Old Notes exchanged, and must be signed by the registered holder of the Old Notes or be accompanied by evidence satisfactory to Security Capital that the person withdrawing the tender has succeeded to the registered ownership of those Old Notes. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and must otherwise comply with the procedures of DTC. All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by Security Capital, which determinations will be final and binding on all parties. Any Old Notes properly withdrawn will thereafter be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Properly withdrawn Old Notes may be tendered again by following the procedures described under "--Procedures for Tendering" above at any time before 5:00 p.m., New York City time, on the Expiration Date.

DELIVERY OF NEW NOTES AND RETURN OF OLD NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, Security Capital will accept, as soon as practicable after the Expiration Date, all Old Notes validly tendered and not withdrawn and will issue the New Notes as soon as practicable after acceptance of the Old Notes. See "-- Conditions to the Exchange Offer" below. Security Capital will be deemed to have accepted validly tendered Old Notes for exchange if and when Security Capital gives oral or written notice of that acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for purposes of receiving New Notes from Security Capital. In all cases, delivery of New Notes in exchange for Old Notes which are tendered and accepted for exchange in the Exchange Offer will be made only after the Exchange Agent receives a confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC (including an Agent's Message). If any tendered Old Notes are withdrawn or are not accepted for any reason, those Old Notes will be returned without expense to the tendering holder by book-entry transfer to that holder's DTC account as soon as practicable after the expiration or termination of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provisions of the Exchange Offer, Security Capital will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer by means of a press release or other public announcement, if at any time before the acceptance of Old Notes for exchange or the issuance of New Notes in exchange for those Old Notes, Security Capital determines that the acceptance or issuance would violate applicable law or any interpretation of the Commission staff. If the Exchange Offer is amended in a manner determined by Security Capital to constitute a material change, Security Capital will promptly disclose the amendment in a supplement to this Prospectus which will be distributed to the registered holders of Old Notes, and Security Capital will extend the Expiration Date for a period of five to ten business days, depending on the significance of the amendment and the method of delivery to the registered holders, if the Exchange Offer would otherwise expire during that period. The foregoing condition is for the sole benefit of Security Capital and may be asserted by Security Capital regardless of the circumstances giving rise to the condition or may be waived by Security Capital in whole or in part at any time and from time to time in its sole discretion. The failure by Security Capital at any time to assert its rights shall not be deemed a waiver of its rights.

  In addition, Security Capital will not accept for exchange, or issue New Notes in exchange for, any Old Notes if at that time any stop order is threatened or in effect with respect to the Registration Statement or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

  State Street Bank and Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Notices of Guaranteed Delivery and notices of withdrawal should be delivered to the Exchange Agent as indicated below. Questions and requests for assistance or for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at
               .

Deliver to: State Street Bank and Trust Company, the Exchange Agent for the Exchange Offer:

               By Mail:                     By Overnight Courier or Hand:


  State Street Bank and Trust Company    State Street Bank and Trust Company
             P.O. Box 778                      Two International Place
         Boston, MA 02102-0078                    Boston, MA 02110
          Attn: Kelly Mullen                     Attn: Kelly Mullen
     (registered or certified mail
             recommended)

                    By Facsimile for Eligible Institutions:

                                (617) 664-5395
                    (Confirm by Telephone: (617) 664-5587)

  DELIVERY OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  Security Capital has agreed to pay the expenses of the Exchange Offer. The principal solicitation of tenders of Old Notes for exchange in the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and employees of Security Capital and their affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. Security Capital will not make any payment to brokers, dealers or others soliciting tenders. Security Capital will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. Also, Security Capital will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable and necessary costs and expenses incurred by it in connection therewith.

TRANSFER TAXES

  Security Capital will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or an exemption therefrom is not submitted, the amount of those transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same book value as the Old Notes on Security Capital's records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Security Capital due to the Exchange Offer. The expenses of the Exchange Offer which are paid by Security Capital will be amortized by Security Capital over the term of the New Notes in accordance with GAAP.

EFFECT ON HOLDERS OF OLD NOTES

  Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to be entitled to all the rights applicable thereto under the Indenture, which relates to both the Old Notes and the New Notes, and any such Old Notes will remain outstanding and continue to accrue interest according to their terms. Any Old Notes not tendered and accepted in the Exchange Offer will remain subject to the existing restrictions on transfer of Old Notes provided in the Old Notes and in the Indenture, and Security Capital will have no further obligations to the holders (other than to the Initial Purchasers) of those Old Notes to provide for their registration under the Securities Act, as those Old Notes will not retain any rights under the Registration Rights Agreement (other than Old Notes which represent an unsold allotment for the Old Note Offering). In general, the Old Notes may not be offered or sold except pursuant to an exemption from, in a transaction not subject to or in a transaction in compliance with the registration requirements of the Securities Act. Security Capital does not intend to register the Old Notes under the Securities Act. In addition, the tender of Old Notes pursuant to the Exchange Offer will reduce the principal amount of Old Notes outstanding, which may have an adverse effect on, and increase the volatility of, the market prices of Old Notes due to a reduction of liquidity.

RESALE OF NEW NOTES

  Security Capital believes that, based on positions taken by the Commission staff, New Notes issued in the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by each holder thereof (other than a holder which is (i) a broker-dealer, as set forth below, (ii) an Initial Purchaser of Old Notes which acquired Old Notes directly from Security Capital in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (iii) an "affiliate" of Security Capital within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that those New Notes are acquired in the ordinary course of that holder's business and that holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of those New Notes within the meaning of the Securities Act or resale of those New Notes in violation of the Securities Act. Each holder of Old Notes which receives New Notes in the Exchange Offer must represent to Security Capital in the Letter of Transmittal that those conditions have been met. Each broker-dealer which receives New Notes in the Exchange Offer must represent to Security Capital in the Letter of Transmittal that it will receive those New Notes for its own account in exchange for Old Notes which were acquired by it as a result of market-making or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those New Notes. The Letter of Transmittal states that by so representing and so delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes which were acquired by the broker-dealer as a result of market-making or other trading activities. Security Capital has agreed to make this Prospectus available to any such broker-dealer for use in connection with any such resale for such period of time as broker-dealers must deliver a prospectus, up to 180 days after the Expiration Date. To comply with any applicable securities laws of certain jurisdictions, however, New Notes may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or an exemption from registration or qualification is available and is complied with. Security Capital currently does not intend to take any action to register or qualify New Notes for resale in any jurisdictions. See "Plan of Distribution."

                             DESCRIPTION OF NOTES

GENERAL

  The Old Notes have been issued, and the New Notes will be issued, pursuant to the Indenture. The New Notes will evidence the same debt as the Old Notes and will be issued and entitled to the same benefits under the Indenture relating to the Old Notes. The terms of the New Notes are identical in all material respects (including principal amount, interest rate, maturity and ranking) to the terms of the Old Notes for which they are exchanged, except that the New Notes will have been registered under the Securities Act and therefore will not be subject to the existing restrictions on transfer of the Old Notes described under "The Exchange Offer--Effect on Holders of Notes," but will be freely transferable by their holders, except as described under "The Exchange Offer--Resale of New Notes." In addition, the New Notes will not have the registration rights and related terms providing for an increased interest rate if Security Capital defaults in its registration obligations which are applicable to the Old Notes. See "The Exchange Offer--Purpose of the Exchange Offer."

  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all of those terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information." The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, those provisions, including the definitions of certain terms, are qualified in their entirety by that reference. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

PRINCIPAL, MATURITY AND INTEREST

  The Notes of each series are senior unsecured obligations of Security Capital and rank pari passu in priority of payment and in all other respects among themselves and with Security Capital's other unsecured and unsubordinated indebtedness. The 2005 Notes are limited to $200 million, the 2007 Notes are limited to $100 million and the 2028 Notes are limited to $200 million of their respective aggregate principal amounts. The 2005 Notes mature on June 15, 2005, the 2007 Notes mature on June 15, 2007 and the 2028 Notes mature on June 15, 2028, each at 100% of their principal amount. Each Note bears interest at the rate per annum shown on the front cover of this Prospectus from June 23, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on the December 1 or June 1 immediately preceding the Interest Payment Date) on December 15 and June 15 of each year, commencing December 15, 1998. Holders who exchange their Old Notes for New Notes in the Exchange Offer will receive interest accrued on their Old Notes from June 23, 1998, the date of issuance of the Old Notes, to the Exchange Date, together with interest accrued on their New Notes from the Exchange Date, in the first interest payment on the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on December 15, 1998 (the first Interest Payment Date for the Old Notes and the New Notes) which they would have received had they not accepted the Exchange Offer. Old Notes tendered and accepted for exchange will cease to accrue interest from and after the Exchange Date.

  Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the Notes are payable at the principal corporate trust office of the Trustee presently maintained in Boston, Massachusetts. The Notes may be presented for payment, transfer or exchange at the office or agency of Security Capital maintained for that purpose within the city of Boston,

Massachusetts. At the option of Security Capital, payment of interest may be made by check mailed to holders of Notes at their respective addresses set forth in the register of holders of Notes; provided that all payments with respect to Global Notes, the holders of which have given wire transfer instructions on or prior to the relevant record date to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by those holders. Until otherwise designated by Security Capital, Security Capital's office or agency in New York will be the office of an affiliate of the Trustee maintained for that purpose. The Notes of each series are issuable in denominations of $1,000 and integral multiples thereof.

CERTAIN COVENANTS

 Limitations on Indebtedness

  The Indenture provides that Security Capital will not, and will not permit any of its Wholly Owned Subsidiaries to, directly or indirectly, Incur, any Indebtedness (including Acquired Indebtedness), if, immediately after that Indebtedness is incurred, the total aggregate Indebtedness of Security Capital and its Wholly Owned Subsidiaries exceeds 50% of the Adjusted Total Assets of Security Capital and its Wholly Owned Subsidiaries.

  At March 31, 1998, on a pro forma basis, after giving effect to the Old Note Offering, the Indebtedness of Security Capital and its Wholly Owned Subsidiaries would have aggregated $828 million and the Adjusted Total Assets of Security Capital and its Wholly Owned Subsidiaries would have aggregated $4.3 billion.

  In addition, the Indenture provides that Security Capital will not, and will not permit any of its Wholly Owned Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), if, immediately after that Indebtedness is Incurred, the Fixed Charge Coverage Ratio for Security Capital and its Wholly Owned Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred would have been less than 1.5 to 1.0, determined on a pro forma basis as if that Indebtedness had been incurred on the first day of that four-quarter period.

  At March 31, 1998, on a pro forma basis, after giving effect to the Old Note Offering, the Fixed Charge Coverage Ratio for Security Capital and its Wholly Owned Subsidiaries would have been 3.3 to 1.0.

 Required Minimum Consolidated Tangible Net Worth

  The Indenture provides that Security Capital will not at any time permit its Consolidated Tangible Net Worth to be less than $1,500,000,000.

 Limitations on Liens

  The Indenture provides that Security Capital will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) which secures obligations under any Indebtedness of Security Capital or any of its Wholly Owned Subsidiaries on any asset now owned or hereafter acquired by Security Capital or any of its Subsidiaries, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

 Merger, Consolidation or Sale of Assets

  The Indenture provides that Security Capital will not consolidate or merge with or into (whether or not Security Capital is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Security Capital in one or more related transactions, to another Person unless (i) the surviving Person or the Person formed by or surviving that consolidation or merger (if other than Security Capital) or to which that sale, assignment, transfer, lease, conveyance or other disposition was made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes all the obligations of Security Capital under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to that transaction and treating any Indebtedness which becomes an obligation of Security Capital as a result of that transaction as having been incurred by Security Capital at the time of the transaction, no Default or Event of Default has occurred and is continuing; and (iv) Security Capital or the Surviving Entity will, at the time of that transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the covenants in the Indenture described under the caption "Limitations on Indebtedness" above.

  The sale, assignment, transfer, lease, conveyance or other disposition by Security Capital of all or substantially all of its property or assets to one or more of its Subsidiaries will not relieve Security Capital from its obligations under the Indenture and the Notes.

 Restrictions on Lines of Business

  The Indenture provides that Security Capital will not, and will not permit any of its Subsidiaries to, make Investments in any business other than the business conducted by Security Capital and its Subsidiaries on the Issue Date and any other business related to, or servicing, the real estate industry unless the aggregate amount of those Investments is less than 10% of the Consolidated Assets of Security Capital.

OPTIONAL REDEMPTION

  Each series of the Notes may be redeemed at any time at the option of Security Capital, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to those Notes (the "Redemption Price").

  If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption have been made available on the redemption date referred to in the notice, the Notes being redeemed will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the Notes being redeemed will be to receive payment of the Redemption Price.

  Notice of any optional redemption of Notes of any series will be given to holders thereof at their addresses, as shown in the Security Register, not more than 60 nor less than 45 days prior to the date fixed for redemption. The notice of redemption is required to specify, among other items, the Redemption Price and the principal amount of the Notes to be redeemed held by the holder.

  If less than all of the Notes of any series are to be redeemed at the option of Security Capital, Security Capital will notify the Trustee at least 45 days prior to the giving of the notice of redemption to the holders of the Notes of that series (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes of that series to be redeemed and their redemption date. The Trustee is required to select, in such manner as it deems fair and appropriate, Notes of that series to be redeemed in part. Each series of the Notes may be redeemed, in part, in the minimum authorized denomination for Notes of that series or in any integral multiple of $1,000 in excess thereof.

  As used herein, and in the Indenture:

  "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes of any series, the excess, if any, of (i) the aggregate present value as of the date of the redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) which would have been payable in respect of the dollar of principal if the redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date the notice of redemption is given or declaration of acceleration is made) from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes of that series being redeemed or paid.

  "Reinvestment Rate" means with respect to each series of Notes, 0.25% (twenty-five one hundredths of one percent), plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the Notes of the relevant series, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to that maturity, yields for the two published maturities most closely corresponding to that maturity will be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount is to be used.

  "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if the statistical release is not published at the time of any determination as described herein, then such other reasonably comparable index which shall be designated by Security Capital.

REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes of any series are outstanding, Security Capital will furnish to holders of Notes of that series
(i) all quarterly and annual financial information which would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Security Capital were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Security Capital's certified independent accountants and (ii) all current reports which would be required to be filed with the Commission on Form 8-K if Security Capital were required to file those reports. In addition, whether or not required by the rules and regulations of the Commission, Security Capital will file a copy of all of those information and reports with the Commission for public availability and make that information available to securities analysts and prospective investors upon request.

GLOBAL SECURITIES

  The Notes of each series may be issued in fully-registered form only.

  Each series of the New Notes will be evidenced by one or more global Notes (the "Global Securities"), which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede"), as DTC's nominee.

  Holders of the New Notes may hold their interests in any of the Global Securities directly through DTC, or indirectly through organizations which are participants in DTC ("Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

  Holders of the New Notes who are not Participants may beneficially own interests in a Global Security held by DTC only through Participants, including certain banks, brokers, dealers, trust companies and other parties which clear through or maintain a custodial relationship with a Participant, either directly or indirectly, and have indirect access to the DTC system ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of any Global Security, Cede for all purposes will be considered the sole holder of that Global Security. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

  Neither Security Capital nor the Trustee (nor any registrar or paying agent) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised Security Capital that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Security.

  DTC has advised Security Capital as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of those Participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Notes under the DTC system must be made by or through Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note (a "Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except if use of the book-entry system for the Notes is discontinued.

  The deposit of Notes with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Participants to whose accounts those Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the Global Security.

  Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

  Principal and interest payments on the Notes will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of that Participant and not of DTC or Security Capital, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of Security Capital, disbursement of those payments to Participants is the responsibility of DTC, and disbursement of those payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants. Neither Security Capital nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

  DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to Security Capital. If DTC notifies Security Capital that it is unwilling or unable to continue as depositary for any Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as that depositary and no successor depositary has been appointed within 90 days of that notification or of Security Capital becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the relevant Notes will be printed and delivered in exchange for interests in that Global Security. Any Global Security which is exchangeable pursuant to the preceding sentence will be exchangeable for relevant Notes registered in such names as DTC directs. It is expected that those instructions will be based on directions received by DTC from its Participants with respect to ownership of beneficial interests in that Global Security.

  Security Capital may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, or if the book-entry system is no longer available for the Notes of any series, certificates representing the Notes of that series will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources which Security Capital believes to be reliable, but Security Capital does not take responsibility for the accuracy thereof.

EVENTS OF DEFAULT

  The Indenture provides that the following events are "Events of Default" with respect to the Notes of any series: (i) default for 30 days in the payment of any interest due and payable on any Notes of that series; (ii) default in the payment of the principal of any Notes of that series when due and payable; (iii) default in the performance, or breach, of any other covenant or warranty of Security Capital contained in the Indenture with respect to the Notes of that series, which continues for 60 days after written notice as provided in the Indenture; (iv) any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Security Capital or any Significant Subsidiary of Security Capital (or the payment of which is Guaranteed by Security Capital or any Significant Subsidiary of Security Capital), whether that Indebtedness or Guarantee exists on the date of the Indenture or is thereafter created, which default after the termination of any applicable grace or cure period, (a) constitutes a Payment Default or (b) results in the acceleration of that Indebtedness prior to its express maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or which has been so accelerated, aggregates $15 million or more; provided that, in calculating the aggregate principal amount of any such Indebtedness, the Hedging Obligations of any Person under which there has been a Payment Default or which has been so accelerated shall not be netted against any other Hedging Obligation of that Person; (v) failure by Security Capital or any Significant Subsidiary of Security Capital to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vi) certain events of bankruptcy or insolvency with respect to Security Capital or any Significant Subsidiary of Security Capital. The term "Significant Subsidiary" means a Subsidiary which otherwise meets the tests ascribed to the term in Regulation S-X promulgated by the Commission under the Securities Act, except that the tests therein shall be based on 20% of total assets or income instead of 10%, unless Security Capital owns or controls, directly or indirectly, at least 75% of the total voting power of the Subsidiary's shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (with that percentage to be calculated on a fully diluted basis), in which case the tests shall be based on 10% of total assets or income.

  If an Event of Default specified in clause (vi) above relating to Security Capital or any Significant Subsidiary occurs, the principal amount of all outstanding Notes of each series will become due and payable without any declaration or other act on the part of the Trustee or the holders.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Security Capital may discharge any and all of its obligations to holders of any series of the Notes, at any time ("defeasance"), but may not thereby avoid its duty to register the transfer or exchange of the Notes, to replace any temporary, mutilated, destroyed, lost or stolen Notes or to maintain an office or agency in respect of the Notes. Security Capital may instead be released from the obligations imposed by certain provisions of the Indenture (which contain the covenants described above limiting incurrence of Indebtedness and other matters) and omit to comply with those provisions without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) Security Capital irrevocably deposits with the Trustee cash or Government Obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on the outstanding Notes of the series being defeased; and (ii) Security Capital delivers to the Trustee an opinion of counsel to the effect that the holders of the Notes of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and that the defeasance or the covenant defeasance will not otherwise alter the holders' United States federal income tax treatment of principal, premium and interest payments on the Notes of the relevant series. In the case of a defeasance, that opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law.

NO PERSONAL LIABILITY OF SHAREHOLDERS, OFFICERS OR DIRECTORS

  The Indenture provides that no recourse may be had against any past, present or future stockholder, officer or director of Security Capital, or any successor entity under or on any obligation, covenant or agreement contained in the Indenture or in any Note of any series, or because of any Indebtedness evidenced thereby.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all of those terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Adjusted Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of the total amount of accrued or paid interest (including, without limitation, interest expense attributable to Capitalized Lease Obligations, but excluding amortization of original issue discount ("OID") on any Indebtedness, the interest portion of any deferred payment obligation and non-cash interest which is payable in kind with additional Indebtedness and dividend payments on any series of Disqualified Stock) with regard to Indebtedness of that Person and its Wholly Owned Subsidiaries for that period.

  "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time that other Person is merged with or into the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into the specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

  "Adjusted Net Income" means, with respect to any Person for any period, the aggregate Net Income of that Person for that period, provided that (i) amortization of OID on any Indebtedness will be excluded; (ii) the Net Income of any Person which is not a Wholly Owned Subsidiary or which is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions paid in cash to that Person; (iii) the Net Income attributable to any Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Person to Security Capital is not at the date of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person or its shareholders; and (iv) the cumulative effect of any change in accounting principles will be excluded.

  "Adjusted Total Assets" means, with respect to any Person as of any date, the sum, without duplication, of (i) that Person's cash, (ii) the Market Value of Publicly Traded Securities owned by that Person and (iii) the net book value of all other assets of that Person.

  "Adjusted Total Tangible Assets" means, with respect to any Person as of any date, Adjusted Total Assets less Intangible Assets.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling" "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

  "Board of Directors" means, with respect to any Person, the Board of Directors of that Person, or any authorized committee of the Board of Directors of that Person.

  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Boston, Massachusetts are authorized by law to close.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock;
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership, partnership interests (whether general or limited); and (iv) any other interest or participation which confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Flow" means, with respect to any Person for any period, the Adjusted Net Income of that Person for that period plus (i) provisions for taxes based on income or profits of that Person for that period, to the extent those provisions for taxes were included in computing Adjusted Net Income, plus (ii) Adjusted Fixed Charges of that Person for that period, to the extent those Adjusted Fixed Charges were deducted in computing Adjusted Net Income, plus
(iii) depreciation and amortization of that Person for that period, to the extent that those charges were deducted in computing Adjusted Net Income.

  "Consolidated Assets" means, with respect to any Person at any date, the consolidated assets of that Person at that date determined in accordance with GAAP.

  "Consolidated Subsidiary" means, with respect to any Person, at any date, any Subsidiary the accounts of which would be consolidated with those of that Person in its consolidated financial statements in accordance with GAAP if those statements were prepared as of that date.

  "Consolidated Tangible Net Worth" means, with respect to any Person as of any date, the consolidated stockholders' equity of that Person and its Consolidated Subsidiaries less their consolidated Intangible Assets (to the extent reflected in determining consolidated stockholders' equity), and excluding the cumulative effect of any change in accounting principles.

  "Default" means any event which is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Stock" means Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes of the relevant series mature.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock).

  "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Cash Flow of that Person for that period to the Adjusted Fixed Charges of that Person for that period. If a Person Incurs or redeems any Indebtedness (other than revolving credit borrowings) during or after the period for which the Fixed Charge Coverage Ratio is being calculated, but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to that Incurrence or redemption, as if the same had occurred on the first day of that period. In addition, for purposes of making the computation referred to above,
(i) acquisitions which have been made by the Person, including through mergers or consolidations and including any related financing transactions, during or after the period, but prior to the Calculation Date will be deemed to have occurred on the first day of the period for which the Fixed Charge Coverage Ratio is being calculated; (ii) the Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; (iii) the interest expense attributable to any Indebtedness (whether existing or being incurred) bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date had been the applicable rate for the entire period; and (iv) the Adjusted Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to those Adjusted Fixed Charges will not be obligations of the Person following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, as in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the greater of (a) the net obligations of that Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts or currency swap agreements and (iii) other agreements or arrangements designed to protect that Person against fluctuations in interest rates or currency values or (b) zero.

  "Incurs" (including, with correlative meanings, the term "Incurrence") means, with respect to any Indebtedness, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to that Indebtedness (including Acquired
Indebtedness).

  "Indebtedness" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of that Person for borrowed money, (ii) all obligations of that Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of that Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of that Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of that Person as lessee under Capital Lease Obligations, (vi) all Indebtedness of others secured by a Lien on any asset of that Person, whether or not that Indebtedness is assumed by that Person, provided that, for purposes of determining the amount of any Indebtedness of the type described in this clause, if recourse with respect to that Indebtedness is limited to the asset, the amount of that Indebtedness will be limited to the lesser of the fair market value of that asset or the amount of that Indebtedness, (vii) all Indebtedness of others Guaranteed by that Person to the extent that Indebtedness is Guaranteed by that Person, (viii) all Disqualified Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of that Person under Hedging Obligations.

  "Intangible Assets" means, with respect to any Person, the intangible assets of that Person determined in accordance with GAAP.

  "Investments" means, with respect to any Person, all investments by that Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items which are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Issue Date" means the original issue date of the Notes.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (the "UCC") (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

  "Market Value" means, with respect to a Publicly Traded Security and on the date of determination thereof, (i) if that Publicly Traded Security is listed on the NYSE, the American Stock Exchange or some other principal national securities exchange in the United States of America, the reported last sale price of a unit of that Publicly Traded Security regular way on a given day, or, in case no sale takes place on that day, the average of the reported closing bid and asked prices regular way, in each case on the NYSE Composite Tape, the American Stock Exchange Composite Tape or the principal national securities exchange in the United States of America on which that Publicly Traded Security is listed or admitted to trading, as applicable, (ii) if that Publicly Traded Security is not listed or admitted to trading on any national securities exchange in the United States of America, but prices for that Publicly Traded Security are disseminated by means of an automated quotation system by the National Association of Securities Dealers, Inc., the closing sales price, or if there is no closing sales price, the average of the closing bid and asked prices, in the automated quotation system, or (iii) with respect to a Publicly Traded Security listed on a principal national securities exchange in Luxembourg, Amsterdam or other European country, the price of that Publicly Traded Security as reported on that exchange by the most widely recognized reporting method customarily relied on by financial institutions in that country and if that Publicly Traded Security is listed on more than one such exchange, the principal securities exchange on which that Publicly Traded Security is listed. Any determination of the "Market Value" of a Publicly Traded Security pursuant to this definition will be based on the assumption that offers of that Publicly Traded Security are exempt from registration under the Securities Act.

  "Net Income" of any Person for any period means the net income (loss) of that Person for that period, determined in accordance with GAAP, excluding (i) any gain or loss, together with any related provision for taxes on that gain or loss, realized in connection with (a) any sale, lease, conveyance or other disposition of any Strategic Investments (including, without limitation, dispositions pursuant to sale and leaseback transactions) by that Person, (b) the disposition of any securities (other than Portfolio Securities) by that Person or (c) the extinguishment of any Indebtedness of that Person; (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on that extraordinary or nonrecurring gain or loss; and
(iii) any unrealized gain or loss caused by the increase or decrease in the Market Value of any Publicly Traded Security held, directly or indirectly, by that Person. In addition, for the calculation of Net Income for any Person for any period, (i) capital management fees based on assets under management accruing to that Person for that period shall be calculated as if the fees accruing and assets under management on the last day of that period (or the closest practicable date of determination) were the fees accruing and assets under management as of the beginning of that period; (ii) capital market fees accruing to that Person for that period shall be calculated as if the amount of those fees accrued during that period was equal to the amount of those fees accrued during the six month period immediately preceding the last day of that period (or the closest practicable date of determination), adjusted for the duration of that period; and (iii) the dividend rates and interest rates in effect with respect to payments accruing to that Person from its investees as of the last day of that period (or the closest practicable date of determination) shall be deemed to have been in effect as of the beginning of that period.

  "Non-Recourse" to a Person as applied to any Indebtedness (or portion thereof) means that the Person is not directly or indirectly liable to make any payments with respect to that Indebtedness (or portion thereof) and that no Guarantee of that Indebtedness (or portion thereof) has been made by that Person.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Payment Default" means any failure to pay any scheduled installment of principal of, premium, if any, or interest on any Indebtedness within the grace period provided for that payment in the documentation governing that Indebtedness.

  "Permitted Liens" means (i) Liens on real property securing Indebtedness which is Non-Recourse to Security Capital or any of its Subsidiaries; or (ii) Liens on any asset securing Indebtedness (other than Indebtedness referred to in clause (i) above), provided that, after giving effect to the Incurrence of that Indebtedness (a) the aggregate principal amount of Indebtedness secured pursuant to this clause (ii) is less than 10% of the Total Capitalization of Security Capital and its Consolidated Subsidiaries and (b) the aggregate net book value of the assets of Security Capital and its Subsidiaries securing that Indebtedness will not be greater than 200% of the principal amount of that secured Indebtedness. For purposes of the definition of Permitted Lien, the aggregate principal amount of Indebtedness will mean the principal amount of that Indebtedness at maturity.

  "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Portfolio Securities" means Securities (a) issued by a fund or company (an "Investment Company") either (i) registered under the Investment Company Act, or (ii) which makes passive investments in companies or funds in which the Investment Company does not have representation on the board of directors or similar body or participate on a regular basis in the management ("Portfolio Investees") and which is exempt from registration under the Investment Company Act or (b) issued by Portfolio Investees.

  "Publicly Traded Security" means a Security which is listed on the NYSE, the American Stock Exchange or any other principal national securities exchange in the United States, Luxembourg, Amsterdam or other European country or whose prices are disseminated by means of an automated quotation system by the National Association of Securities Dealers, Inc.

  "Security" has the meaning given that term in Article 8 of the UCC.

  "Strategic Investment" of any specified Person means any other Person in which an Investment has been made by the specified Person, other than Portfolio Securities, where either (i) the undepreciated book value or (ii) if the Strategic Investment is a Publicly Traded Security, the Market Value of the Investment exceeds $100 million.

  "Subordinated Debt" means any Indebtedness (whether outstanding on the Issue Date or hereafter Incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is that Person or a Subsidiary of that Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

  "Total Capitalization" means, with respect to any Person as of any date, the consolidated long-term Indebtedness and consolidated stockholders' equity of that Person and its Consolidated Subsidiaries less their consolidated Intangible Assets (to the extent reflected in determining consolidated stockholders' equity), all determined as of that date in accordance with GAAP, and excluding the cumulative effect of a change in accounting principles.

  "Trade Payables" means, with respect to any Person, (i) any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by that Person arising in the ordinary course of business in connection with the acquisition of goods or services, (ii) obligations incurred in the ordinary course to pay the purchase price of securities so long as those obligations are paid within customary settlement periods and (iii) obligations to purchase securities pursuant to subscription or stock purchase agreements in the ordinary course of business. Notwithstanding the foregoing, for purposes of calculating Security Capital's compliance with the covenants in the Indenture described in the first paragraph under the caption "Limitations on Indebtedness" above, accounts payables (other than deferred compensation) of Security Capital in excess of 3.0% of the undepreciated book value (determined in accordance with GAAP) of the assets of Security Capital at any time outstanding will be treated as Indebtedness to the extent of that excess.

  "Wholly Owned Subsidiary" means a Subsidiary of any Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or minimal interests issued to other Persons to satisfy legal requirements) are at the time owned by that Person or by one or more Wholly Owned Subsidiaries of that Person or by that Person and one or more Wholly Owned Subsidiaries of that Person.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, its legislative history, administrative pronouncements, and judicial decisions, all of which are subject to change, which change may be retroactive. Potential holders should consult their own tax advisors to determine the state, local and non-U.S. consequences of the Exchange Offer.

  The exchange of an Old Note for a New Note in the Exchange Offer will not be taxable to an exchanging holder for Federal income tax purposes. As a result
(i) an exchanging holder will not recognize any gain or loss on the exchange,
(ii) the holding period for the New Note will include the holding period for the Old Note and (iii) the basis of the New Note will be the same as the basis for the Old Note. The Exchange Offer will result in no Federal income tax consequences to a nonexchanging holder of Old Notes.

                             PLAN OF DISTRIBUTION

  Each broker-dealer which receives New Notes in the Exchange Offer must represent to Security Capital in the Letter of Transmittal that it will receive those New Notes for its own account in exchange for Old Notes which were acquired by it as a result of market-making or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes which were acquired by the broker-dealer as a result of market-making or other trading activities. Security Capital has agreed to make this Prospectus available to any such broker-dealer for use in connection with any such resale for such period of time as broker-dealers must deliver a prospectus, up to 180 days after the Expiration Date.

  Security Capital will not receive any proceeds from resales of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or in a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any such resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer which resells New Notes which were received by it for its own account in the Exchange Offer and any broker or dealer which participates in a distribution of those New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of those New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by representing that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For such period of time as broker-dealers must deliver a prospectus, up to 180 days after the Expiration Date, Security Capital will provide additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer which requests those documents in the Letter of Transmittal.

  Although the Initial Purchasers have advised Security Capital that they currently intend to make a market in the New Notes of each series after the Exchange Offer, they are not obligated to do so and may discontinue their market-making at any time without notice. In addition, their market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

  Security Capital has agreed in the Registration Rights Agreement to indemnify each broker-dealer reselling New Notes pursuant to this Prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of New Notes, including liabilities under the Securities Act, or to contribute to payments that those persons may be required to make in respect thereof.

                                    EXPERTS

  The consolidated financial statements and related schedules of Security Capital and ProLogis (formerly known as Security Capital Industrial Trust) incorporated herein by reference, as included in Security Capital's annual report on Form 10-K, and the financial statements and related schedules of Homestead as of December 31, 1997, consolidated into the financial statements of Security Capital, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

  The financial statements of Security Capital Pacific Trust as December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the related schedule incorporated by reference into the accompanying Prospectus, have been incorporated by reference into the accompanying Prospectus and in the Registration Statement of which the accompanying Prospectus forms a part in reliance upon the KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference in the accompanying Prospectus and upon the authority of such firm as experts in accounting and auditing.

  The financial statements and related schedules of ATLANTIC as of December 31, 1996 and December 31, 1995 and Homestead as of December 31, 1996 and for the years then ended consolidated into the financial statements of Security Capital incorporated herein by reference have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also incorporated herein by reference. Those financial statements have been consolidated in reliance on those reports given on the authority of that firm as experts in accounting and auditing.

  The financial statements of SC-USREALTY, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Security Capital for the year ended December 31, 1997, have been audited by Price Waterhouse Sarl, independent accountants, as indicated in their reports thereon, also incorporated by reference. Such financial statements, to the extent they have been included in the consolidated financial statements of Security Capital, have been so included in reliance on their reports given on the authority of such firm as experts in auditing and accounting.

  With respect to the unaudited condensed interim financial statements of Security Capital for the quarters ended March 31, 1998 and 1997, incorporated herein by reference, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of
Section 11 of the Securities Act for their report on the unaudited interim financial information because their report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in respect of the validity of the issuance of the New Notes offered hereby will be passed on for Security Capital by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing Security Capital and certain of its affiliates. As to certain matters of Maryland law, Mayer, Brown & Platt may rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                             AVAILABLE INFORMATION

  Security Capital is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information filed by Security Capital with the Commission can be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the public reference facilities of the Commission's regional offices in New York and Chicago. The addresses of these regional offices are as follows: 7 World Trade Center, Suite 1300, New York, NY 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of that material also can be obtained by mail from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon receipt of the fees prescribed by the rules and regulations of the Commission. That material may also be accessed electronically by means of the Commission's web site on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning Security Capital may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Security Capital's Class A Shares, Class B Shares and Warrants are listed on the NYSE.

  Security Capital has filed with the Commission the Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by that reference and the exhibits and schedules hereto. For further information regarding Security Capital and the New Notes offered hereby, reference is hereby made to the Registration Statement and those exhibits and schedules.

                          INCORPORATION BY REFERENCE

  The documents listed below have been filed by Security Capital with the Commission pursuant to the Exchange Act and are hereby incorporated herein by reference:

  1. Security Capital's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 001-13355).

  2. Security Capital's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 001-13355).

  3. The information under the caption "Policies with Respect to Certain Activities" in Security Capital's Prospectus dated September 17, 1997, which was filed with the Commission on September 18, 1997 (File No. 333-26037).

  All documents filed by Security Capital pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the date the Exchange Offer is terminated shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Security Capital will provide without charge to each person, upon the written or oral request of that person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference into those documents). Requests for those documents should be directed to Jeffrey A. Klopf, Secretary, Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, N.M. 87501 (telephone number (505) 982-9292).

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article EIGHTH of the Registrant's Charter provides as follows with respect to the indemnification of directors and officers of the Registrant:

    "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  Article NINTH of the Registrant's Charter provides as follows with respect to limitation of liability of its directors and officers:

    "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article NINTH, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article NINTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  Article XIII of the Registrant's Bylaws provides as follows with respect to indemnification of its directors and officers and advances for expenses:

    "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or
  (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

    "Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

  Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits that liability to the maximum extent permitted by Maryland law.

  Maryland law requires a corporation (unless its charter requires otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director of officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written order taking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

  The Registrant has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of that officer or director, arising out of any lawsuit or claim against that officer or director due to the fact that he or she was or is serving as an officer or director, except for liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations.

  The Registration Rights Agreement filed as an exhibit to this Registration Statement provides for the reciprocal indemnifications by the holders of the securities registered on this Registration Statement of the Registrant, and its directors, officers and controlling persons, and by the Registrant of those holders, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

  The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.

  (b) FINANCIAL STATEMENT SCHEDULES

       Not applicable.

  (c) REPORTS, OPINIONS AND APPRAISALS

       Not applicable.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of Security Capital Group Incorporated, a Maryland corporation, and each of the undersigned directors and officers of Security Capital Group Incorporated, hereby constitutes and appoints William D. Sanders, C. Ronald Blankenship, Thomas G. Wattles, Jeffrey
A. Klopf and Mark W. Pearson its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, to sign a registration statement filed with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act and any and all amendments thereto, and to file each such registration statement or amendment with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as it, he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA FE, STATE OF NEW MEXICO, ON THE 12TH DAY OF AUGUST, 1998.

                                          Security Capital Group Incorporated

                                          By:  /s/ Jeffrey A. Klopf
                                          Name: Jeffrey A. Klopf
                                          Title: Senior Vice President and
                                                 Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


         NAME AND SIGNATURE                      TITLE                    DATE
         ------------------                      -----                    ----
       /s/ William D. Sanders        Chairman, Director and         August 12, 1998
------------------------------------  Chief Executive Officer
         William D. Sanders           (Principal Executive
                                      Officer)

         /s/ Paul E. Szurek          Chief Financial Officer        August 12, 1998
------------------------------------  (Principal Financial
           Paul E. Szurek             Officer)

         /s/ James C. Swaim          Vice President                 August 12, 1998
------------------------------------  (Principal Accounting
           James C. Swaim             Officer)

      /s/ C. Ronald Blankenship      Director                       August 12, 1998
------------------------------------
       C. Ronald Blankenship

        /s/ Samuel W. Bodman         Director                       August 12, 1998
------------------------------------
         Samuel W. Bodman

         /s/ Hermann Buerger         Director                       August 12, 1998
------------------------------------
          Hermann Buerger

       /s/ John P. Frazee, Jr.       Director                       August 12, 1998
------------------------------------
        John P. Frazee, Jr.

    /s/  Cyrus F. Freidheim, Jr.     Director                       August 12, 1998
------------------------------------
      Cyrus F. Freidheim, Jr.

       /s/ H. Laurance Fuller        Director                       August 12, 1998
------------------------------------
         H. Laurance Fuller

           /s/ Ray L. Hunt           Director                       August 12, 1998
------------------------------------
            Ray L. Hunt

       /s/ John T. Kelley, III       Director                       August 12, 1998
------------------------------------
        John T. Kelley, III

     /s/ Peter S. Willmott           Director                       August 12, 1998
------------------------------------
         Peter S. Willmott


                               INDEX TO EXHIBITS


     EXHIBIT NO.                   DOCUMENT DESCRIPTION
     -----------                   --------------------
       4.1       Indenture, dated June 18, 1998, from Security Capital to
                 State Street Bank and Trust Company, as Trustee
       4.2       Form of 6.95% Exchange Notes due 2005
       4.3       Form of 7.15% Exchange Notes due 2007
       4.4       Form of 7.70% Exchange Notes due 2028
       5         Opinion of Mayer, Brown & Platt as to the legality of
                 the Notes being registered
       8         Opinion of Mayer, Brown & Platt as to federal income tax
                 consequences
      10.1       Credit Agreement, dated as of June 5, 1998, among Secu-
                 rity Capital and Chase Bank of Texas, National Associa-
                 tion and Wells Fargo Bank, National Association, as
                 agents for the financial institutions identified therein
      10.2       Registration Rights Agreement, dated June 23, 1998,
                 among Security Capital and J.P. Morgan Securities Inc.,
                 Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner and
                 Smith Incorporated and Chase Securities Inc.
      12         Computation of Ratio of Earnings to Fixed Charges
      15         Letter of Arthur Andersen LLP
      21         Subsidiaries of Security Capital
      23.1       Consents of Mayer, Brown & Platt (included in the opin-
                 ions filed as Exhibits 5 and 8)
      23.2       Consent of Ballard Spahr Andrews & Ingersoll, LLP (in-
                 cluded in the opinion filed as a part of Exhibit 5)
      23.3       Consent of Arthur Andersen LLP
      23.4       Consent of KPMG Peat Marwick LLP
      23.5       Consent of Price Waterhouse Sarl
      23.6       Consent of Ernst & Young LLP
      23.7       Consent of Ernst & Young LLP
      24         Power of Attorney pursuant to which amendments to this
                 Registration Statement may be filed (included on page
                 II-   )
      25         Statement of Eligibility of Trustee on Form T-1
      99.1       Form of Letter of Transmittal
      99.2       Form of Notice of Guaranteed Delivery
      99.3       Form of Letter to Brokers, Dealers, Commercial Banks,
                 Trust Companies and Other Nominees
      99.4       Form of Letter to Clients
     *99.5       Form of Exchange Agency Agreement between Security Capi-
                 tal and State Street Bank and Trust Company, as Exchange
                 Agent

--------
* To be filed by amendment.